EXHIBIT 10.1

$250,000,000
FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

March 6, 2015

among

SAIA, INC.

the BANKS from time to time party hereto

BOKF, NA dba BANK OF OKLAHOMA,
as Administrative Agent and Collateral Agent

and

SUNTRUST BANK,
as Documentation Agent

BOKF, NA dba BANK OF OKLAHOMA and SUNTRUST ROBINSON HUMPHREY, INC.
Joint Lead Arrangers

JPMORGAN CHASE BANK, N.A.
BANK OF AMERICA, N.A.
PNC BANK, NATIONAL ASSOCIATION
Co-Syndication Agents

TABLE OF CONTENTS

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIFTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of March 6, 2015 (the “Effective Date”), is entered into by and among SAIA, INC., a Delaware corporation (the “Borrower”), the undersigned financial institutions (each individually, a “Bank,” and collectively, the “Banks”), and BOKF, NA dba BANK OF OKLAHOMA (successor to Bank of Oklahoma, N.A.), as Administrative Agent and Collateral Agent.

RECITALS

A. The Borrower, the Banks therein named, the Administrative Agent and the Collateral Agent are parties to that certain Fourth Amended and Restated Credit Agreement dated as of November 30, 2011, as amended by that certain First Amendment to Fourth Amended and Restated Credit Agreement dated as of June 28, 2013, and that certain Second Amendment to Fourth Amended and Restated Credit Agreement dated as of July 15, 2014 (as so amended, the “Existing Credit Agreement”), pursuant to which such Banks continued a $200,000,000 revolving credit facility in favor of the Borrower.

B. The Borrower, the Banks, the Administrative Agent and the Collateral Agent have agreed to amend the terms and provisions of the Existing Credit Agreement. Because of the extent of the amendments to the Existing Credit Agreement, the parties deem it convenient to amend and restate the Existing Credit Agreement in its entirety in accordance with the terms and provisions of this Agreement.

C. This Agreement shall supersede the Existing Credit Agreement.

1.	DEFINITIONS AND ACCOUNTING TERMS

1.1. Defined Terms. As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have the same meanings when used in the plural and vice versa):

“Acceptable Security Interest” in any Property of the Borrower or any of its Subsidiaries means a Lien which (a) exists in favor of the Collateral Agent for the benefit of the Secured Parties; (b) is valid; (c) has been duly perfected and is enforceable against the Borrower and the Property covered thereby in preference to any rights of any Person therein, other than Permitted Liens; (d) is superior to all other Liens except Permitted Liens; and (e) secures the Obligations and the Prudential Obligations on a pari passu basis.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Effective Date, by which the Borrower or one or more of its Subsidiaries (i) acquires all or substantially all of any going business or all or substantially all of the assets of any firm, corporation, partnership or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a corporation which have ordinary voting power for the election of directors (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding Equity Interests of a partnership or limited liability company.

“Additional Covenant” means any affirmative or negative covenant or similar restriction applicable to the Borrower or any Subsidiary (regardless of whether such provision is labeled or otherwise characterized as a covenant), the subject matter of which either (i) is similar to that of any covenant in Section 5 or 7 of this Agreement, or related definitions in Section 1 of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive than those set forth herein or more beneficial to the lenders under the Prudential Agreement or any other agreement governing or evidencing Indebtedness in an aggregate principal amount committed or outstanding of $10,000,000 or more (and such covenant or similar restriction shall be deemed an Additional Covenant only to the extent that it is more restrictive or more beneficial) or (ii) is different from the subject matter of any covenants in Section 5 or 7 of this Agreement, or related definitions in Section 1 of this Agreement.

“Additional Default” means any default or similar provision applicable to the Borrower or any Subsidiary the result of which is to accelerate or permit the acceleration (with the passage of time or giving of notice or both) of the maturity of the Indebtedness subject to such default or provision, or otherwise requires the Borrower or any Subsidiary to repay, redeem or purchase the Indebtedness subject to such default or provision prior to the stated maturity thereof and which either (i) is similar to any Default or Matured Default contained in Section 8 of this Agreement, or related definitions in Section 1 of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive or has a shorter grace period than those set forth herein or is more beneficial to the lenders under the Prudential Agreement or any other agreement governing or evidencing Indebtedness in an aggregate principal amount committed or outstanding of $10,000,000 or more (and such provision shall be deemed an Additional Default only to the extent that it is more restrictive, has a shorter grace period or is more beneficial) or (ii) is different from the subject matter of any Default or Matured Default contained in Section 8 of this Agreement, or related definitions in Section 1 of this Agreement.

“Adjusted Base Rate” means the Base Rate plus (or, if applicable, minus) the Base Rate Margin; provided, however, that if the Adjusted Base Rate is calculated as a negative number, then the Adjusted Base Rate shall be deemed to be 0.00% for all purposes hereunder.

“Adjusted EBITDAR” means EBITDAR as it may be adjusted by the Administrative Agent in the reasonable exercise of its sole discretion to include (i) pro forma additions related to Permitted Acquisitions and (ii) certain non-recurring charges and/or extraordinary items proposed by the Borrower to be included in EBITDAR. Following the closing of any Permitted Acquisition, the calculation of EBITDAR may be adjusted to take into account the financial impact of such Permitted Acquisition as if such Permitted Acquisition had occurred prior to, and the Subsidiary or Property acquired pursuant to such Permitted Acquisition had been owned by the Borrower or one of its consolidated Subsidiaries throughout, the entire calculation period prior to the date as of which such calculation is being made, but any such adjustment shall be calculated by the Administrative Agent in the reasonable exercise of its sole discretion.

“Adjusted LIBOR Rate” means the LIBOR Rate plus the LIBOR Margin.

“Administrative Agent” means BOKF, in its capacity as administrative agent for the Banks under the Loan Documents and any successor in such capacity appointed pursuant to Section 9.6.

“Affiliate” means any Person directly or indirectly controlling, controlled by, or under the direct or indirect common control with, the Borrower. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting Equity Interests, by contract or otherwise.

“Agent” means either the Administrative Agent or the Collateral Agent.

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate Outstanding Credit Exposure of all of the Banks.

“Agreement” means this Fifth Amended and Restated Revolving Credit Agreement, as it may be amended, supplemented or modified from time to time.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977, as amended, or any similar law or statute in any applicable jurisdiction.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank, or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

“Authorized Officer” means, in the case of the Borrower, its chief executive officer, its chief financial officer or any other officer of the Borrower involved principally in the financial operations of the Borrower and designated as an “Authorized Officer” of the Borrower for the purpose of this Agreement in an Officer’s Certificate executed by the Borrower’s chief executive officer or chief financial officer and delivered to the Administrative Agent. Any action taken under this Agreement on behalf of the Borrower by any individual who on or after the Effective Date shall have been an Authorized Officer of the Borrower and who the Administrative Agent in good faith believes to be an Authorized Officer of the Borrower at the time of such action shall be binding on the Borrower even though such individual shall have ceased to be an Authorized Officer of the Borrower. Any document, agreement, instrument, certificate or notice signed by an Authorized Officer shall be deemed signed by the Authorized Officer in his or her capacity as an officer of the Borrower and not in his or her individual capacity; provided, however, that any certificate signed by an Authorized Officer on behalf of the Borrower shall be given by such Authorized Officer to the best of his or her actual personal knowledge.

“Assignment and Assumption” means an assignment and assumption entered into by a Bank and an eligible assignee (with the consent of any party whose consent is required by Section 10.1), and accepted by the Administrative Agent, in substantially the form of Exhibit D hereto or any other form approved by the Administrative Agent.

“Available Liquidity” means, as of any calculation date, the unused portion of the Revolving Credit Commitment plus net unrestricted cash on hand of the Borrower and its Subsidiaries.

“Base Rate” means, on any day, the rate which is the highest of (i) the sum of (A) the Federal Funds Rate on such day plus (B) 0.50%, (ii) the “prime rate” of interest as most recently reported in the Wall Street Journal, or (iii) the sum of (A) the 30-day LIBOR Rate in effect on such day plus (B) 1.00%.

“Base Rate Loan” means any Revolving Credit Loan when and to the extent that the interest rate therefor is determined by reference to the Base Rate.

“Base Rate Margin” has the meaning set forth on the Pricing Schedule.

“BOKF” means BOKF, NA dba Bank of Oklahoma.

“Borrowing Date” means the date on which a Revolving Credit Loan or Swing Line Loan is made or requested to be made.

“Borrowing Notice” means a request by the Borrower for a Revolving Loan or a Swing Line Loan, in the form of Exhibit A hereto.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in Oklahoma are authorized or required to close under the laws of such State and, if the applicable day relates to a LIBOR Loan, Interest Period, or notice with respect to a LIBOR Loan, a day on which dealings in Dollar deposits are also carried on in the London interbank market and banks are open for business in London.

“Capital Expenditures” means, for any applicable period of determination, the aggregate amount of all expenditures of the Borrower and its Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, should be classified as capital expenditures.

“Capital Lease” means all leases which have been or should be capitalized on the books of the lessee in accordance with GAAP.

“Capitalized Lease Obligation” means any rental obligation which, under GAAP, is or will be required to be capitalized on the books of the Borrower or any Subsidiary, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with GAAP.

“Change in Law” means (a) the adoption or implementation of any treaty, law, rule or regulation after the Effective Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by any Bank or the L/C Issuer (or by any lending office of such Bank or the L/C Issuer or by such Bank’s or the L/C Issuer’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law but if not having the force of law, then being one with which the relevant party would customarily comply) of any Governmental Authority made or issued after the Effective Date; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and published interpretations thereof.

“Collateral” means, collectively, (i) the Personal Property Collateral, (ii) the Mortgaged Properties, and (iii) any other Property in which the Collateral Agent is at any time granted a Lien as security for the Obligations.

“Collateral Agent” means BOKF in its capacity as collateral agent for the Banks, Prudential and the other Secured Parties pursuant to this Agreement and the Prudential Intercreditor Agreement, or any successor collateral agent appointed pursuant to Section 4.9 of the Prudential Intercreditor Agreement.

“Collateral Documents” means the Security Agreement, the Mortgages and each other document, instrument or agreement executed in connection therewith or otherwise executed in order to secure all or a portion of the Obligations.

“Commitment” means, as to any Bank, such Bank’s obligation to (a) make Revolving Credit Loans to the Borrower and (b) purchase participations in Swing Line Loans and L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Bank’s name on such Bank’s signature page hereto or in the Assignment and Assumption pursuant to which such Bank becomes a party hereto, as applicable, as such amount may be increased or decreased from time to time in accordance with this Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §§ 1 et seq.).

“Commonly Controlled Entity” means an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 414(b) or 414(c) of the Code.

“Consolidated” and “Consolidating” mean the consolidation of the accounts of the Borrower and its Subsidiaries in accordance with GAAP, including principles of consolidation, consistent with those applied in the preparation of the audited financial statements referred to in Section 4.4.

“Contingency Reserve” means accruals (other than de minimis accruals) for matters of a contingent nature that are generally infrequent or unusual and not in the ordinary course of the Borrower’s or its Subsidiaries’ businesses, excluding reserves for the Borrower’s and its Subsidiaries’ workers’ compensation and bodily injury and property damage programs.

“Debtor Relief Laws” means (i) the United States Bankruptcy Code, (ii) all other laws relating to liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency or reorganization, and (iii) all other similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means an event or circumstance that, with the giving of notice, the passage of time, or both, would be a Matured Default.

“Defaulting Bank” means any Bank, as determined by the Administrative Agent, that (a) has failed to fund all of its portion of a Revolving Credit Loan, participation in a L/C Obligation or participation in a Swing Line Loan required to be funded by it hereunder within two Business Days of the date required to be funded by it hereunder, unless such Bank notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Bank’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default or Matured Default, shall be specifically identified in such writing) has not been satisfied, (b) has failed to pay over to the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Bank any other amount required to be paid by it hereunder within two Business Days of the date when due, unless such amount is the subject of a good faith dispute, (c) has notified the Borrower, the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Bank in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Bank’s obligation to fund a Revolving Credit Loan hereunder and states that such position is based on such Bank’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default or Matured Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (d) has failed, within three Business Days after request by the Administrative Agent or the Borrower, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Revolving Credit Loans and participations in then outstanding L/C Obligations and Swing Line Loans (provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (d) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (e) has, or has a direct or indirect parent company or holding company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Bank shall not be a Defaulting Bank solely by virtue of the ownership or acquisition of any equity interest in that Bank or any direct or indirect parent company or holding company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Bank with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Bank (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Bank. Any determination by the Administrative Agent that a Bank is a Defaulting Bank under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Bank shall be deemed to be a Defaulting Bank upon delivery of written notice of such determination to the Borrower, the L/C Issuer, the Swing Line Lender and each Bank.

“Dollars” and the sign “$” mean lawful money of the United States of America.

“EBITDAR” means, for any period, the sum of Net Income plus, to the extent deducted in the determination of Net Income, (i) all provisions for federal, state and other income tax of the Borrower and its Subsidiaries, (ii) Interest Expense, (iii) provisions for depreciation and amortization, (iv) Rental Expense, (v) any non-cash items decreasing Net Income for such period (excluding any writedown or write-off of Receivables), (vi) any extraordinary charges for such period and non-recurring or unusual charges for such period, (vii) any unrealized losses for such period attributable to the application of “mark to market” accounting in respect of Swap Agreements, (viii) restructuring charges, costs, expenses and reserves or increases to existing reserves (including severance costs, relocation costs, integration costs, other business optimization costs, expenses or reserves, costs related to the closure or consolidation of facilities or curtailments, and modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities)), but not exceeding $5,000,000 in any period of four consecutive fiscal quarters, (ix) nonrecurring reasonable transactions costs or expenses related to any issuance of Equity Interests, any Investment, Acquisition or disposition outside the ordinary course of business, and (x) non-cash earn-out obligations incurred during such period in connection with any Acquisition permitted under Section 7.3, excluding (a) any gains or losses resulting from the sale, conversion or other disposition of capital assets (i.e., assets other than current assets), (b) any gains resulting from the write-up of assets, (c) any earnings of any Person acquired by the Borrower or any Subsidiary through purchase, merger or consolidation or otherwise for any period prior to the date of Acquisition, (d) any deferred credit representing the excess of equity in any such Subsidiary at the date of Acquisition over the cost of the investment in such Subsidiary, (e) any gains or losses from the acquisition of securities or the retirement or extinguishment of Indebtedness, (f) any gains on collections from the proceeds of insurance policies or settlements, (g) any restoration to income of any Contingency Reserve, except to the extent that provision for such reserve was made out of income accrued during such period, (h) any income, gain or loss during such period from any discontinued operations or the disposition thereof, from any extraordinary items or from any prior period adjustments, (i) to the extent not already accounted for in sections (a) through (h) above, any other non-cash gains for such period, and (j) any interest of the Borrower or any Subsidiary in the undistributed earnings (but not losses) of any Person which is not a Subsidiary of the Borrower, which in the aggregate will be deducted only to the extent they are positive, adjusted for minority interests in Subsidiaries.

“Environmental and Safety Laws” means all laws relating to pollution, the release or other discharge, handling, disposition or treatment of Hazardous Materials and other substances or the protection of the environment or of employee health and safety, including without limitation, CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 7401 et seq.), the Clean Air Act (42 U.S.C. §§ 401 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.) and the Emergency Planning and Community Right-To-Know Act (42 U.S.C. §§ 11001 et seq.), each as the same may be amended and supplemented.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

“Excepted Liens” means the following Liens against Properties of the Borrower or any of its Subsidiaries: (i) deposits to secure payment of worker’s compensation, unemployment insurance and other similar benefits; (ii) Liens for property taxes not yet due or the validity or amount of which are being contested in good faith by appropriate proceedings and against which the Borrower has established reserves in conformity with GAAP; (iii) statutory Liens which (A) are being contested in good faith by appropriate legal proceedings and against which the Borrower has established reserves in conformity with GAAP or (B) arise in the ordinary course of business and secure obligations which are not yet due and not in default; (iv) Liens to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance bonds, purchase, construction, government or sales contracts and other similar obligations or otherwise to satisfy statutory or legal obligations, provided that in each such case such Liens (A) were not incurred or made in connection with the incurrence or maintenance of Indebtedness, the borrowing of money, the obtaining of advances or credit, and (B) do not in the aggregate materially detract from the value of the Property so encumbered or materially impair the use thereof in the operation of its business; (v) title defects, title irregularities, easements, zoning restrictions, rights-of-way, encroachments, encumbrances on real property imposed by law or arising in the ordinary course of business and other title matters of a minor nature that in each case do not secure any monetary obligations and do not materially detract from the value of the affected Property or materially impair or interfere with the use thereof in the ordinary course of business; and (vi) Liens resulting from any judgments, awards or orders to the extent that such judgments, awards or orders do not cause or constitute an Event of Default pursuant to Section 8.1.13.

“Excluded Swap Obligation” means (a) with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) and (b) with respect to the Borrower, any Swap Obligation of any Guarantor if, and to the extent that, all or a portion of the liability of the Borrower with respect to, or the grant of the Borrower of a security interest to secure, as applicable, such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), by virtue of such Guarantor’s (in the case of (a)) or the Borrower’s (in the case of (b)) failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 11.15.2 and any other “keepwell, support or other agreement” for the benefit of such Guarantor or the Borrower), at the time the guarantee of such Guarantor, liability of the Borrower, or grant of such security interest by the Borrower or such Guarantor becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap Obligation, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Obligations for which such guarantee or security interest or joint and several liability, as applicable, is or becomes illegal.

“Existing Subsidiary” means each of SCS, SMF, LinkEx and Saia Metrogo.

“FATCA” means Sections 1471 through 1474 of the Code and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain letter agreement dated as of December 8, 2014, between the Borrower and the Administrative Agent.

“Fixed Charge Coverage Ratio” means, for any period of determination, the ratio of (i) Net Cash Flow for such period to (ii) Total Debt Service for the same period.

“Funded Indebtedness” means, as of any calculation date, the aggregate principal amount of all Indebtedness of the types described in any of clauses (i), (ii), (iii), (iv), (v), (vii) and (viii) of the definition of the term “Indebtedness” and all Guarantee Obligations with respect to such Indebtedness.

“GAAP” means generally accepted accounting principles in effect in the United States.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the forgoing).

“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the "primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. For the avoidance of doubt, for purposes of determining any Guarantee Obligations of any Guarantor pursuant to any Guaranty, the definition of “Specified Swap Agreement” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, if applicable) any Excluded Swap Obligation of such Guarantor.

“Guaranties” means (i) the Fourth Restated Guaranty Agreement, dated as of the Effective Date, to be executed by SMF, LinkEx and Saia Metrogo, and (ii) any other guaranty agreement or other instrument at any time executed and delivered by a Guarantor to guarantee payment and performance of the Obligations.

“Guarantor” means each of SMF, LinkEx, Saia Metrogo, any other Subsidiary hereafter formed or acquired by the Borrower, and any other Person that becomes a guarantor of all or a portion of the Obligations.

“Hazardous Materials” means (i) any material or substance defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous material,” “toxic substances” or any other formulations intended to define, list or classify substances by reason of their deleterious properties, (ii) any oil, petroleum or petroleum derived substances, (iii) any flammable substances or explosives, (iv) any radioactive materials, (v) asbestos in any form, (vi) electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million, (vii) pesticides, or (viii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental agency or authority or which may or could pose a hazard to the health and safety of persons in the vicinity thereof.

“Indebtedness” means with respect to any Person, without duplication, (i) indebtedness or liability for borrowed money; (ii) obligations evidenced by bonds, debentures, notes or other similar instruments; (iii) obligations for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property); (iv) redemption obligations in respect of mandatorily redeemable Preferred Stock; (v) obligations as lessee under Capital Leases; (vi) the amount of unfunded benefit liabilities (as defined in section 4001(a)(18) of ERISA); (vii) obligations under acceptance facilities; (viii) obligations under sale/leaseback transactions; (ix) Swap Obligations; (x) obligations secured by any Liens (other than Excepted Liens), whether or not the obligations have been assumed; and (xi) Guarantee Obligations with respect to liabilities of a type described in any of clauses (i) through (x) above.

“Interest Expense” means, with respect to any period, the sum, without duplication, of (i) all interest and prepayment charges in respect of any Indebtedness (including imputed interest in respect of Capitalized Lease Obligations and net costs of interest rate Swap Agreements) deducted in determining Net Income for such period, together with all interest capitalized or deferred during such period and not deducted in determining Net Income for such period, plus (ii) all debt discount and expenses amortized or required to be amortized in the determination of Net Income for such period.

“Interest Period” means, with respect to any LIBOR Loan, the period commencing on the date such Loan is made and ending, as the Borrower may select pursuant to Sections 2.4 and 2.6, on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, except that each such Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; provided that the foregoing provisions relating to Interest Periods are subject to the following:

a. No Interest Period may extend beyond the Termination Date; and

b. If an Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next Business Day unless such Business Day would fall in the next calendar month, in which event such Interest Period shall end on the immediately preceding Business Day.

“Interest Rate Election Notice” means a notice from the Borrower in substantially the form of Exhibit B hereto.

“Lending Office” means, with respect to any Bank the Lending Office of such Bank (or of an Affiliate of such Bank) designated on the signature pages hereof or such other office of such Bank (or of an Affiliate of such Bank) as such Bank may from time to time specify to the Borrower and the Administrative Agent as the office at which its Loans are to be made and maintained.

“L/C Issuer” means BOKF, in its capacity as the issuer of Letters of Credit hereunder, and each of its successors in such capacity as provided in Section 2.2.13. In the event that any other Bank hereunder issues one or more Letters of Credit at the request of the L/C Issuer pursuant to Section 2.2.5, the term “L/C Issuer” shall mean such Bank with respect to the Letters of Credit issued by such Bank.

“L/C Obligations” means the aggregate undrawn face amount of all outstanding Letters of Credit and outstanding obligations of the Borrower to reimburse the Administrative Agent (for the account of the L/C Issuer) for all drawings under a Letter of Credit.

“Letter of Credit” means any letter of credit issued pursuant to Section 2.2.

“Letter of Credit Application Agreement” has the meaning set forth in Section 2.2.2.

“Letter of Credit Payment Date” has the meaning set forth in Section 2.2.7.

“Leverage Ratio” means, as of the last day of any completed fiscal quarter of the Borrower, the ratio of (i) Total Consolidated Indebtedness as of such date to (ii) Adjusted EBITDAR for the period of four (4) consecutive fiscal quarters ending on such date.

“LIBOR Loan” means any Revolving Credit Loan when and to the extent that the interest rate therefor is determined by reference to the LIBOR Rate.

“LIBOR Margin” has the meaning set forth on the Pricing Schedule.

“LIBOR Rate” means, (i) for any LIBOR Loan for the applicable Interest Period, the rate per annum (expressed to the fifth decimal place) equal to (A) the rate of interest which is identified and normally published by ICE Benchmark Administration as the offered rate for loans in Dollars for such Interest Period as of 11:00 a.m. (London time), on the second full Business Day next preceding the first day of such Interest Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used), plus (B) the maximum reserve requirement, if any, then imposed under Regulation D for “Eurocurrency Liabilities” (as defined therein), and (ii) to the extent the Base Rate on any day is determined by reference to the LIBOR Rate, a rate (expressed to the fifth decimal place) equal to (A) the rate of interest which is identified and normally published by ICE Benchmark Administration for loans in Dollars for thirty (30) day periods as of 11:00 a.m. (London time), on each Business Day plus (ii) the maximum reserve requirement, if any, then imposed under Regulation D for “Eurocurrency Liabilities” (as defined therein); provided, however, that if the LIBOR Rate determined as provided above (or pursuant to the following sentence) shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. If ICE Benchmark Administration no longer reports the LIBOR Rate or the Administrative Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to the Banks in the London Interbank Market or if such index no longer exists or accurately reflects the rate available to the Administrative Agent in the London Interbank Market, the Administrative Agent may select a comparable replacement index in its reasonable discretion.

“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), of preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction to evidence any of the foregoing).

“LinkEx” means LinkEx, Inc., a Texas corporation.

“Loan Documents” means this Agreement, the Notes, any Letters of Credit (and the Letter of Credit Application Agreement or any reimbursement agreement executed by Borrower and required by the L/C Issuer or the Administrative Agent in connection with the issuance of same), the Guaranties, the Collateral Documents, any Specified Swap Agreements, the Fee Letter and any and all other instruments executed or delivered by the Borrower and its Subsidiaries in connection with the foregoing, together with all amendments, substitutions, renewals and extensions hereof and thereof.

“Loans” means the Revolving Credit Loans and the Swing Line Loans, or any or all of them as the context may require.

“Majority Banks” means, at any time, Banks holding more than fifty percent (50%) of the Aggregate Outstanding Credit Exposure or, if no such principal amount is then outstanding, Banks representing more than fifty percent (50%) of the Revolving Credit Commitment. The outstanding portion of the Outstanding Credit Exposure held or deemed held by any Defaulting Bank shall be excluded for purposes of making a determination of Majority Banks.

“Matured Default” means any of the events or circumstances specified in Section 8, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage” means, as to each Mortgaged Property, a real estate mortgage, deed of trust or other instrument executed by the Borrower or a Subsidiary in favor of the Collateral Agent in order to grant the Collateral Agent a Lien thereon to secure the Obligations and the Prudential Obligations. The Mortgages existing as of the Effective Date are identified on Schedule 1.1 hereto.

“Mortgaged Properties” means (i) the terminal facilities located on the tract or tracts of land more particularly identified on Schedule 1.1 attached hereto, and (ii) any other real Properties (in addition to those described in the foregoing clause (i)) in which a Lien may at any time be granted to the Collateral Agent to secure the Obligations. As to each of such Properties, the term “Mortgaged Property” includes all land, buildings, structures, improvements, fixtures and other property rights relating thereto which are considered real property under the laws of the state or jurisdiction in which such Property is located.

“Multiemployer Plan” means any Plan which is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA).

“Net Cash Flow” means Adjusted EBITDAR less the sum of Rental Expense, cash taxes, Unfinanced Capital Expenditures, dividends and distributions paid by the Borrower, and treasury stock purchases (to the extent permitted by Section 7.12(b)).

“Net Income” means, for any period of determination, with respect to the Borrower and its Subsidiaries (other than any Subsidiary which is restricted from declaring or paying dividends or otherwise advancing funds to its parent whether by contract or otherwise), the cumulative Consolidated net income earned during such period as determined in accordance with GAAP.

“Non-Excluded Taxes” shall have the meaning set forth in Section 2.19.1.

“Notes” means the promissory notes, each dated as of the Effective Date, to be delivered by the Borrower pursuant to Section 2.10 of this Agreement payable to the order of each respective Bank in the principal amount of its Commitment.

“Obligations” means (a) all liabilities, obligations and indebtedness, of every kind and description and howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now existing or hereafter arising, and whether joint, several, or joint and several, of the Borrower or any Subsidiary to the Banks, either Agent or the L/C Issuer, arising under or evidenced by this Agreement or any of the other Loan Documents, including the principal balance of the Loans, all interest accrued thereon (including interest accruing on the Notes after the commencement of any proceeding under any Debtor Relief Laws, notwithstanding any provision or rule of law which might restrict the rights of the Bank, as against the Borrower or any other Person, to collect such interest), all L/C Obligations, all loan fees, legal fees and other fees and expenses payable to the Banks and the Agents as set forth in this Agreement and the other Loan Documents, and all reimbursement and indemnification obligations as set forth in this Agreement and the other Loan Documents, (b) all Swap Obligations of the Borrower or any Subsidiary under any Specified Swap Agreement, and (c) all obligations under any Treasury Management Agreement between the Borrower or any Subsidiary and any Bank (or any Affiliate of a Bank); provided, however, that the “Obligations” of any Guarantor shall not include any Excluded Swap Obligations with respect to such Guarantor.

“Officer’s Certificate” means a certificate signed in the name of the Borrower by an Authorized Officer of the Borrower, in substantially the form attached hereto as Exhibit C hereto.

“Operating Lease” means any lease of any property (whether real, personal or mixed) which is not a Capital Lease.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Outstanding Credit Exposure” means, as to any Bank at any time, the sum of (i) the aggregate principal amount of its Revolving Credit Loans outstanding at such time plus (ii) an amount equal to its Pro Rata Share of the L/C Obligations and Swing Line Loans outstanding at such time.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Acquisition” means an Acquisition permitted under Section 7.3(l).

“Permitted Liens” mean those Liens described in subsections (a) through (e) of Section 7.1.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority, or other entity of whatever nature.

“Personal Property Collateral” means all of the following items and types of personal property of the Borrower and its Subsidiaries, of every kind and character, whether now owned and existing or hereafter acquired or arising, wherever located, together with all accessions thereto, substitutions and replacements therefor, and all proceeds (including insurance proceeds) and products thereof: (i) all Receivables, contracts, contract rights, electronic chattel paper, tax refunds, indemnification rights, warranty claims, commercial tort claims and general intangibles, (ii) all Rolling Stock, furniture, fixtures, machinery, equipment, tools, tooling, inventory and other goods, (iii) all patents, patent applications, trademarks, trademark applications, trade names, copyrights, copyright applications, software license rights and other intellectual property rights, (iv) all securities, financial assets and other investment property, (v) all promissory notes, instruments, chattel paper and documents, (vi) all letter-of-credit rights, (vii) all as-extracted collateral, (viii) all deposit accounts and certificates of deposit, (ix) all cash, cash equivalents and money, and (x) all Equity Interests held by the Borrower in its Subsidiaries.

“Plan” means any defined benefit pension plan which is covered by Title IV of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

“Preferred Stock” means any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.

“Pricing Schedule” means the Pricing Schedule attached hereto and designated as such.

“Principal Office” means the principal office of each Bank, as listed on its signature page hereto.

“Pro Rata Share” means the proportion which each Bank’s Commitment bears to the Revolving Credit Commitment at the time of determination thereof.

“Property” means any asset or property, whether real, personal or mixed, tangible or intangible, which is now or at any time hereafter owned, operated or leased by the Borrower or any Subsidiary.

“Prudential” means, individually and collectively, The Prudential Insurance Company of America and any other holders from time to time of the Prudential Term Notes, and each of their respective successors and assigns.

“Prudential Agreement” means the Second Amended and Restated Master Shelf Agreement, dated as of March 6, 2015, to be entered into between the Borrower and Prudential, as it may be amended from time to time.

“Prudential Intercreditor Agreement” means the Intercreditor and Collateral Agency Agreement dated as of June 26, 2009, among Prudential, the Administrative Agent, the Banks and the Collateral Agent, as it may be amended or modified from time to time.

“Prudential Note Documents” means, collectively, the Prudential Agreement, the Prudential Term Notes and the Prudential Note Guaranties, and any and all other instruments executed or delivered by the Borrower and its Subsidiaries in connection with the foregoing, together with all amendments, substitutions, renewals and extensions thereof.

“Prudential Note Guaranties” means those certain guaranty agreements of the Note Guarantors (as defined in the Prudential Agreement) guarantying the payment of the Prudential Term Notes.

“Prudential Obligations” means all liabilities, obligations and indebtedness, of every kind and description and howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now existing or hereafter arising, and whether joint, several, or joint and several, of the Borrower or any Subsidiary to the holders of the Prudential Term Notes, arising under or evidenced by the Prudential Agreement or the Prudential Note Documents, including the principal balance of the Prudential Term Notes, all interest accrued thereon (including interest accruing on the Prudential Term Notes after the commencement of any proceeding under any Debtor Relief Laws, notwithstanding any provision or rule of law which might restrict the rights of any holder of the Prudential Term Notes, as against the Borrower or any other Person, to collect such interest), all yield-maintenance amounts, all fees and expenses (including legal fees) payable to the holders of the Prudential Term Notes as set forth in the Prudential Agreement and the Prudential Note Documents, and all reimbursement and indemnification obligations as set forth in the Prudential Agreement and the Prudential Note Documents. In the event any portion of the Prudential Obligations is refinanced in a transaction permitted by Section 7.2(e), all references herein to the Prudential Obligations shall be deemed to include such refinanced Indebtedness.

“Prudential Term Notes” means all promissory notes issued under the terms of the Prudential Agreement.

“Purchaser” has the meaning set forth in Section 10.3.1.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, the Borrower and each Guarantor that is not an individual and (a) that has total assets exceeding $10,000,000 at the time the relevant Guarantee Obligation or grant of the relevant security interest becomes effective with respect to such Swap Obligation or (b) that otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Receivable” means any account, account receivable or other right to payment.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as amended or supplemented from time to time.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as amended or supplemented from time to time.

“Related Party” means (i) any Shareholder, (ii) any executive officer or director of the Borrower, (iii) all individuals to whom such Persons are related by blood, adoption or marriage, and (iv) all Affiliates of the foregoing Persons.

“Rental Expense” means with reference to any period, the aggregate amount of all payments for rent or additional rent (including all payments for taxes and insurance made directly to the lessor, but excluding payments for maintenance, repairs, alterations, construction, demolition and the like) for which the Borrower or Subsidiaries are directly or indirectly liable (as lessee or as guarantor or other surety) under all Operating Leases in effect at any time during such period.

“Reportable Event” means any of the events set forth in Section 4043(b) of ERISA or the regulation thereunder, a withdrawal from a plan described in Section 4063 of ERISA, or a cessation of operations described in Section 4062(e) of ERISA.

“Revolving Credit Commitment” means the aggregate Commitments of the Banks. The initial amount of the Revolving Credit Commitment is $250,000,000.

“Revolving Credit Loans” has the meaning assigned to such term in Section 2.1.

“Rolling Stock” means new and used trucks, tractors, trailers, lifts and forklifts, together with all attachments and accessions to any of the foregoing, owned by the Borrower and its Subsidiaries and used or useable in the operation of their respective businesses.

“Saia Metrogo” means Saia Metrogo, LLC, a Texas limited liability company.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (as of the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country, or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“S&P” means Standard & Poor’s Financial Services LLC and its successors.

“SCS” means SCS Transportation, Inc., a Delaware corporation.

“SEC” means the Securities and Exchange Commission (or any governmental body or agency succeeding to the function of the Securities and Exchange Commission).

“Secured Parties” means (i) the Administrative Agent, (ii) the Collateral Agent, (iii) the Banks, (iv) the L/C Issuer, (v) all other Persons from time to time holding any of the Obligations or a participation therein, including any Bank or any Affiliate of a Bank counterparty to a Specified Swap Agreement or a Treasury Management Agreement with the Borrower or any Subsidiary, (vi) the holders of the Prudential Term Notes, and (vii) all other Persons from time to time holding any of the Prudential Obligations or a participation therein.

“Security Agreement” means the Second Amended and Restated Security Agreement, dated as of the Effective Date, to be executed by the Borrower and each of the Existing Subsidiaries (other than SCS) in favor of the Collateral Agent for the benefit of the Secured Parties.

“Shareholder” means any Person who owns, beneficially or of record, directly or indirectly, at any time during any year with respect to which a computation is being made, either individually or together with all persons to whom such Person is related by blood, adoption or marriage, 5% or more of the outstanding Equity Interests of the Borrower which by the terms thereof have ordinary voting power under ordinary circumstances to elect a majority of the board of directors of the Borrower.

“SMF” means Saia Motor Freight Line, LLC, a Louisiana limited liability company (formerly Saia Motor Freight Line, Inc.).

“Solvent” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Swap Agreement” means any Swap Agreement in respect of interest rates, currency exchange rates, commodities, weather, power or emissions entered into by the Borrower or any Guarantor and any Person that is a Bank or an Affiliate of a Bank at the time such Swap Agreement is entered into (or, in respect of any Swap Agreement entered into prior to the Effective Date, any Person that was a Bank or an Affiliate of a Bank on the Effective Date), which has been designated as a “Specified Swap Agreement” by such Bank and the Borrower, by notice to the Administrative Agent not later than 15 days after the later of (i) the Effective Date and (ii) the execution and delivery by the Borrower or any Guarantor of such Swap Agreement (or such later date agreed by such Bank and the Borrower, but in no event more than 30 days after such later date referred to above); provided that for purposes of determining any Guarantee Obligations of any Guarantor pursuant to the applicable Guaranty, the definition of “Specified Swap Agreement” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, if applicable) any Excluded Swap Obligation of such Guarantor.

“Subsidiary” of a Person means any corporation, association, partnership or other business entity of which more than 50% of the outstanding Equity Interests having by the terms thereof ordinary voting power under ordinary circumstances to elect a majority of the board of directors or Persons performing similar functions (or, if there are no such directors or Persons, having general voting power) of such entity (irrespective of whether at the time Equity Interests of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person. Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Borrower.

“Swap Agreement” means, any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, including any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Swap Obligations” means, with respect to any Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction. For the purposes of this Agreement, the amount of the obligation under any Swap Agreement shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap Agreement had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap Agreement provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

“Swing Line Borrowing Notice” shall have the meaning set forth in Section 2.21.2.

“Swing Line Commitment” means the obligation of the Swing Line Lender to make Swing Line Loans up to a maximum principal amount of $10,000,000 in the aggregate.

“Swing Line Lender” means BOKF, in its capacity as swingline lender and any successor in such capacity.

“Swing Line Loan” means a Loan made by the Swing Line Lender to the Borrower pursuant to Section 2.21.

“Tangible Assets” means the consolidated assets of the Borrower and its Subsidiaries less, without duplication, (i) all intangible assets, including goodwill, licenses, organizational expense, unamortized debt discount and expense carried as an asset, and any write-up in the book value of assets, and (ii) all reserves for depreciation and other asset valuation reserves (but excluding reserves for federal, state, and other income taxes), net of accumulated amortization.

“Taxes” shall have the meaning set forth in Section 2.19.1.

“Termination Date” means March 6, 2020.

“Total Debt Service” means, as of any calculation date, the sum of (i) Interest Expense for the period of four (4) consecutive fiscal quarters most recently ended on or prior to such date, plus (ii) the current maturities of long-term Consolidated Funded Indebtedness (including Capitalized Lease Obligations) of the Borrower and its Subsidiaries as of such calculation date, plus (iii) any prepayments made on the Prudential Obligations during the period of four (4) consecutive fiscal quarters most recently ended on or prior to such date (but excluding any such prepayments which were made in connection with a refinancing permitted under Section 7.2(e)).

“Total Consolidated Indebtedness” means, as of any calculation date, the Consolidated Indebtedness of the Borrower and its Subsidiaries as of such date, plus six (6) times Rental Expense for the period of four (4) consecutive fiscal quarters most recently ended on or prior to such date.

“Transfer” means, with respect to any item of Property, the sale, exchange, conveyance, lease, transfer or other disposition of such item.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services by any depository or financial institution to the Borrower or any of its Subsidiaries, including deposit accounts, funds transfer, overdrafts, credit or debit cards, purchasing cards, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

“UCC” means the Uniform Commercial Code as adopted and in effect in the State of Oklahoma or any other relevant jurisdiction.

“Unfinanced Capital Expenditures” means, for any period of determination, all Capital Expenditures of the Borrower and its Subsidiaries which are not funded with borrowed money.

“Unused Portion Fee” means the fee required by Section 2.9.1.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001, as amended from time to time, and the rules and regulations promulgated hereunder from time to time in effect.

“Wholly Owned Subsidiary” means, with respect to the Borrower, any Subsidiary (i) all of the Equity Interests of which are, at the time as of which any determination is being made, owned by the Borrower either directly or through one or more other Wholly Owned Subsidiaries, and (ii) which has outstanding no options, warrants, rights or other securities entitling the holder thereof (other than the Borrower or a Wholly Owned Subsidiary) to acquire any Equity Interests in such Subsidiary.

1.2. Accounting Principles, Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial data, statements and certificates and reports as to financial matters required to be furnished hereunder (including financial ratios and other financial calculations) shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of the Borrower referred to in Section 4.4. If at any time any Accounting Change (as defined below) would affect the computation of any financial ratio or other financial calculation set forth in this Agreement, (i) such ratio or calculation shall continue to be made in accordance with GAAP as in effect on December 31, 2014, and (ii) the Borrower shall provide to the Administrative Agent and the Banks a reconciliation between such ratio or calculation made before and after giving effect to such Accounting Change. For purposes of this Section 1.2, an “Accounting Change” means (A) any change in accounting principles required by GAAP and implemented by the Borrower, (B) any change in accounting principles recommended by the Borrower’s independent accountants; and (C) any change in carrying value of the Borrower’s or any of its Subsidiaries’ assets, liabilities or equity accounts resulting from any adjustments that, in each case, were applicable to, but not included in, the audited financial statements referred to in Section 4.4. Without limiting the foregoing, any changes to lease accounting that requires the assets and liabilities arising under operating leases to be recognized in any statement of financial position shall be excluded from such method of calculation for purposes hereof. For purposes of determining compliance with the financial covenants contained in Sections 6.1 and 6.2, any election by the Borrower to measure an item of Indebtedness using fair value (as permitted by Accounting Standards Codification 825-10 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

1.3. Terms Defined in UCC. Except as otherwise defined herein, terms used herein that are defined in Article 9 of the UCC are used herein with the same meanings.

1.4. Times of Day. Unless otherwise specified, all references herein to times of day are references to Central time (daylight or standard, as applicable).

1.5. Construction. The following rules of interpretation and construction shall apply, unless the context otherwise requires: (a) all terms defined herein in the singular shall include the plural, as the context requires, and vice versa; (b) the descriptive headings of the sections of this Agreement are for convenience only and shall not be used in the construction of the content of this Agreement; (c) references to sections when used in this Agreement refer to specific sections of this Agreement; (d) the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) the term “or” is not exclusive; (f) the term “including” (or any form thereof) is not intended to be limiting or exclusive; (g) any reference herein to any Person shall be construed to include such Person’s successors and assigns; and (h) any reference to any statute or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such statute or regulation, and any reference to any statute or regulation shall, unless otherwise specified, refer to such statute or regulation as amended, modified or supplemented from time to time. Unless the context requires otherwise, any definition of or reference herein to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein).

2.	LENDING COMMITMENT

2.1. Revolving Credit Loans. Each Bank agrees, on the terms and conditions hereinafter set forth, to make its Pro Rata Share of Loans (each, a “Revolving Credit Loan” and collectively, the "Revolving Credit Loans”) to the Borrower from time to time during the period from the Effective Date up to but not including the Termination Date, in an aggregate principal amount not to exceed at any time such Bank’s Commitment; provided, however, that after giving effect to the making of any Revolving Credit Loan, (i) the Aggregate Outstanding Credit Exposure shall not exceed the Revolving Credit Commitment, and (ii) as to any Bank, the sum of its Pro Rata Share of the aggregate outstanding amount of the Revolving Credit Loans, plus such Bank’s Pro Rata Share of the outstanding amount of all L/C Obligations, plus such Bank’s Pro Rata Share of the outstanding amount of all Swing Line Loans shall not exceed such Bank’s Commitment. Subject to the other terms and conditions hereof, amounts borrowed under this Section 2.1 may be repaid and reborrowed from time to time. Each Revolving Credit Loan which shall not utilize the Revolving Credit Commitment in full shall be in an amount not less than One Million Dollars ($1,000,000). Any request for a Revolving Credit Loan for a lesser amount shall be made as a Swing Line Loan. Pursuant to the terms and conditions set forth herein, the Revolving Credit Loans may be outstanding as Base Rate Loans or LIBOR Loans. Each type of Revolving Credit Loan shall be made and maintained by each Bank at its Lending Office for such type of Loan. The failure of any Bank to advance its Pro Rata Share of any requested Revolving Credit Loan to be made by it on the date specified for such Loan shall not relieve any other Bank of its obligation (if any) to make such Loan on such date, but no Bank shall be responsible for the failure of any other Bank to make such Loans to be made by such other Bank.

2.2. Letters of Credit.

2.2.1. The L/C Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue stand-by and commercial letters of credit (each, a “Letter of Credit”) and to renew, extend, increase, decrease or otherwise modify each Letter of Credit from time to time from and including the Effective Date and prior to the Termination Date upon the request of Borrower, provided that, immediately after each such Letter of Credit is issued, renewed, extended, increased or otherwise modified, (i) the aggregate outstanding principal amount of all outstanding L/C Obligations shall not exceed $100,000,000, and (ii) the Aggregate Outstanding Credit Exposure shall not exceed the Revolving Credit Commitment. Each Letter of Credit shall have an expiry date not later than one year from the date of issuance, subject to renewal terms allowing for annual extensions, provided that in no event shall any Letter of Credit have a final expiry which is later than the thirtieth (30th) Business Day prior to the Termination Date.

2.2.2. Subject to Section 2.2.1, the Borrower shall give the L/C Issuer notice at least one (1) Business Day prior to the proposed date of issuance or modification of each Letter of Credit, specifying the account party (which must be the Borrower or a Subsidiary), the beneficiary, the proposed date of issuance (or modification) and the expiry date of such Letter of Credit, and describing the proposed terms of such Letter of Credit and the nature of the transactions proposed to be supported thereby. The issuance or modification by the L/C Issuer of any Letter of Credit shall, in addition to the conditions precedent set forth in Section 3 (the satisfaction of which the L/C Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Letter of Credit shall be satisfactory to the L/C Issuer and that Borrower and the account party (if other than Borrower) shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Letter of Credit as the L/C Issuer shall have reasonably requested (each, a “Letter of Credit Application Agreement”). In the event of any conflict between the terms of this Agreement and the terms of any Letter of Credit Application Agreement, the terms of this Agreement shall control.

2.2.3. Notwithstanding anything to the contrary contained herein or in any Letter of Credit Application Agreement, the L/C Issuer shall not be under any obligation to issue any requested Letter of Credit if:

(a) any order, judgment or decree of any governmental authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any legal requirement applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the L/C Issuer in good faith deems material to it;

(b) except as otherwise agreed by the L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars;

(c) a default of any Bank’s obligations to fund under Section 2.2.7 exists or any Bank is at such time a Defaulting Bank hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Bank to eliminate the L/C Issuer’s risk with respect to such Bank; or

(d) the beneficiary of a Letter of Credit which is requested to be issued does not accept the proposed Letter of Credit.

2.2.4. Upon the issuance of each Letter of Credit, the Borrower shall pay to the L/C Issuer for its own account an issuance (fronting) fee equal to 0.100% of the face amount of such Letter of Credit.

2.2.5. In the event that the beneficiary of any Letter of Credit requested to be issued hereunder will not accept a Letter of Credit issued by the L/C Issuer, the L/C Issuer will use commercially reasonable efforts to arrange for another Bank to issue the requested Letter of Credit. The Borrower shall pay any issuance or fronting fees charged by the issuing Bank, and the Borrower acknowledges that such fees may be higher than the issuance fee provided for in Section 2.2.4.

2.2.6. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the L/C Issuer or the Bank, the L/C Issuer hereby grants to each Bank, and each Bank hereby acquires from the L/C Issuer, a participation in such Letter of Credit equal to such Bank’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Bank hereby absolutely and unconditionally agrees to pay to the L/C Issuer such Bank’s Pro Rata Share of each payment made by the L/C Issuer upon any drawing and not reimbursed by the Borrower on the Letter of Credit Payment Date as provided in Section 2.2.7, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Bank acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.2.6 in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of any Default or reduction or termination of the Revolving Credit Commitment, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

2.2.7. Upon receipt from the beneficiary of any demand for payment under any Letter of Credit, the L/C Issuer shall promptly notify the Borrower and the Administrative Agent as to the amount to be paid by the L/C Issuer as a result of such demand and the proposed payment date (each, a “Letter of Credit Payment Date”). The Borrower and any other applicable account party shall be irrevocably and unconditionally obligated to reimburse the L/C Issuer on or by the applicable Letter of Credit Payment Date for any amounts to be paid by the L/C Issuer upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind. All such amounts paid by the L/C Issuer and remaining unpaid by the Borrower and any other applicable account party shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (i) the applicable Adjusted Base Rate for such day if such day falls on or before the applicable Letter of Credit Payment Date and (ii) the sum of 2% plus the Adjusted Base Rate applicable for such day if such day falls after such Letter of Credit Payment Date.

2.2.8. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Bank of such drawing, the payment amount then due from the Borrower in respect thereof and such Bank’s Pro Rata Share thereof. Promptly following receipt of such notice, each Bank shall pay to the Administrative Agent (for the account of the L/C Issuer) its Pro Rata Share of the payment then due from the Borrower, in the same manner as provided in Section 2.1 with respect to Revolving Credit Loans made by such Bank, and the amounts so paid to the Administrative Agent shall be deemed Revolving Credit Loans for purposes of this Agreement.

2.2.9. If after the date hereof, any Change in Law shall impose, modify or deem applicable any tax, reserve, special deposit or similar requirement against or with respect to or measured by reference to Letters of Credit issued or to be issued hereunder, and the result shall be to increase the cost to the L/C Issuer of issuing or maintaining any Letter of Credit, or reduce any amount receivable hereunder by the L/C Issuer in respect of any Letter of Credit (which increase in cost, or reduction in amount receivable, shall be the result of the L/C Issuer’s reasonable allocation of the aggregate of such increases or reductions resulting from such event), then, upon demand by the L/C Issuer, the Borrower agrees to pay to the L/C Issuer, from time to time as specified by the L/C Issuer, such additional amounts as shall be sufficient to compensate the L/C Issuer for such increased costs or reductions in amounts received by the L/C Issuer. A certificate of the L/C Issuer submitted by the L/C Issuer to the Borrower shall be conclusive as to the amount thereof in the absence of manifest error.

2.2.10. The obligations of Borrower and any other applicable account parties under this Section 2.2 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which Borrower or any of the foregoing account parties may have or have had against the L/C Issuer or any beneficiary of a Letter of Credit. The Borrower and the applicable account parties further agree with the L/C Issuer that the obligation for reimbursement in respect of any Letter of Credit shall not be affected by the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower and any other applicable account parties, or any of their Affiliates, the beneficiary of any Letter of Credit or any financing institution or other party to whom any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower or any other applicable account parties, or any of their Affiliates, against the beneficiary of any Letter of Credit or any such transferee. The responsibility of the L/C Issuer to the Borrower shall be only to determine that the documents (including each demand for payment) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit. The L/C Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. The Borrower and any other applicable account parties agree that any action taken or omitted by the L/C Issuer under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith and without willful misconduct or gross negligence, shall be binding upon them and shall not put the L/C Issuer under any liability to any of them.

2.2.11. The L/C Issuer shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the L/C Issuer.

2.2.12. The Borrower hereby agrees to indemnify and hold harmless the L/C Issuer, and its respective directors, officers and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which the L/C Issuer may incur (or which may be claimed against the L/C Issuer by any Person whatsoever) by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit or any actual or proposed use of any Letter of Credit, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the L/C Issuer may incur by reason of or on account of the L/C Issuer issuing any Letter of Credit which specifies that the term “beneficiary” included therein includes any successor by operation of law of the named beneficiary, but which Letter of Credit does not require that any drawing by any such successor beneficiary be accompanied by a copy of a legal document, satisfactory to the L/C Issuer, evidencing the appointment of such successor beneficiary; provided that Borrower shall not be required to indemnify the L/C Issuer for any claims, damages, losses, liabilities, costs or expenses (x) to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the L/C Issuer in determining whether a request presented under any Letter of Credit complied with the terms of such Letter of Credit or (ii) the L/C Issuer’s failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit or (y) which are the subject of or are incurred in connection with any litigation or proceeding with respect to which (i) the Borrower or any other applicable account parties, or their Affiliates, on the one hand, and (ii) the L/C Issuer, on the other hand, are directly opposing parties and with respect to which a final, non-appealable judgment has been rendered in favor of the Borrower or such other applicable account party or their Affiliates by a court of competent jurisdiction. Nothing in this Section 2.2.12 is intended to limit the obligations of Borrower under any other provision of this Agreement. The provisions of this Section 2.2.12 shall survive termination of this Agreement.

2.2.13. The L/C Issuer may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer. The Administrative Agent shall notify the Banks of any such replacement of the L/C Issuer. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Issuer pursuant to Section 2.2.4. From and after the effective date of any such replacement, (i) the successor L/C Issuer shall have all the rights and obligations of the L/C Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor and all previous L/C Issuers, as the context shall require. After the replacement of an L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

2.3. Reduction of Revolving Credit Commitment. The Borrower shall have the right, upon at least three (3) Business Days’ notice to the Administrative Agent, to terminate in whole or reduce in part the unused portion of the Revolving Credit Commitment, provided that each partial reduction shall be in the amount of at least One Million Dollars ($1,000,000), and provided further that no reduction shall be permitted if, after giving effect thereto, and to any prepayment made therewith, the aggregate outstanding and unpaid principal amount of the Revolving Credit Loans, Swing Line Loans and Letters of Credit shall exceed the Revolving Credit Commitment. Any reduction in part of the unused portion of the Banks’ Commitments shall be made in the proportion that each Bank’s Commitment bears to the Revolving Credit Commitment. The Revolving Credit Commitment, once so reduced or terminated, may not be reinstated.

2.4. Notice and Manner of Borrowing. To request a Revolving Credit Loan, the Borrower shall deliver a Borrowing Notice to the Administrative Agent prior to 12:00 noon on the day of each Base Rate Loan and at least three (3) Business Days before each LIBOR Loan, specifying: (1) the requested Borrowing Date; (2) the amount of such Loan; (3) the type of Loan; and (4) in the case of a LIBOR Loan, the duration of the Interest Period applicable thereto. The Administrative Agent shall promptly notify each Bank of its receipt of a Borrowing Notice for a Revolving Credit Loan. Not later than 1:00 p.m. on the date of such Revolving Credit Loan, each Bank will make available to the Administrative Agent at the Administrative Agent’s Principal Office in immediately available funds, such Bank’s Pro Rata Share of such Revolving Credit Loan. After the Administrative Agent’s receipt of such funds, not later than 1:00 p.m. on the date of such Revolving Credit Loan and upon fulfillment of the applicable conditions set forth in Section 3, the Administrative Agent will make such Revolving Credit Loan available to the Borrower in immediately available funds by crediting the amount thereof to the following account with the Administrative Agent: Account styled Saia, Inc. Operating Account, No. 209908769. All Borrowing Notices shall be irrevocable and shall be given not later than 12:00 noon on the day which is not less than the number of Business Days specified above for such Borrowing Notice.

2.5. Non-Receipt of Funds by Administrative Agent.

2.5.1. Unless the Administrative Agent shall have received notice from a Bank prior to the date on which such Bank is to provide funds to the Administrative Agent for a Revolving Credit Loan to be made by such Bank that such Bank will not make available to the Administrative Agent such funds, the Administrative Agent may assume that such Bank has made such funds available to the Administrative Agent on the date of such Revolving Credit Loan in accordance with Section 2.4 and the Administrative Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent such Bank shall not have so made such funds available to the Administrative Agent, such Bank agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower by the Administrative Agent until the date such amount is repaid to the Administrative Agent, at the Federal Funds Rate for the first three days and thereafter at the interest rate then applicable to the Revolving Credit Loans. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Revolving Credit Loan for purposes of this Agreement. If such Bank does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at the rate of interest applicable at the time to such proposed Revolving Credit Loan.

2.5.2. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate for the first three (3) days and thereafter at the interest rate then applicable to the Revolving Credit Loans.

2.6. Conversions and Renewals. The Borrower may elect from time to time to convert all or a part of one type of Revolving Credit Loan into another type of Revolving Credit Loan or to renew all or part of a Revolving Credit Loan by giving the Administrative Agent written notice by submitting to the Administrative Agent an Interest Rate Election Notice at least one (1) Business Day before conversion into a Base Rate Loan, at least three (3) Business Days before conversion into or renewal of a LIBOR Loan, specifying: (1) the renewal or conversion date; (2) the amount of the Revolving Credit Loan to be converted or renewed; (3) in the case of conversions, the type of Loan to be converted into; and (4) in the case of renewals of or a conversion into LIBOR Loans, the duration of the Interest Period applicable thereto; provided that (a) the minimum principal amount of each Revolving Credit Loan outstanding after a renewal or conversion shall be $200,000 in the case of Base Rate Loans, and $1,000,000 in the case of LIBOR Loans; and (b) LIBOR Loans may be converted only on the last day of the Interest Period for such Loan. The Administrative Agent shall promptly notify each Bank of each such notice. All conversions and renewals shall be made in accordance with each Bank’s Pro Rata Share of the amount to be converted or renewed. All notices given under this Section 2.6 shall be irrevocable and shall be given not later than 10:00 a.m. on the day which is not less than the number of Business Days specified above for such notice. If the Borrower shall fail to give the Administrative Agent the notice as specified above for the renewal or conversion of a LIBOR Loan prior to the end of the Interest Period with respect thereto, such LIBOR Loan shall automatically be converted into a Base Rate Loan on the last day of the Interest Period for such Loan. Notwithstanding anything provided in this Section 2.6 or in Section 2.4, the Borrower shall have no more than six (6) LIBOR Loans outstanding at any one time.

2.7. Settlement. It is agreed that each Bank’s funded portion of the Revolving Credit Loans is intended by the Banks to be equal at all times to such Bank’s Pro Rata Share of the outstanding Revolving Credit Loans. Notwithstanding such agreement, the Administrative Agent, and the other Banks agree (which agreement shall not be for the benefit of or enforceable by the Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Revolving Credit Loans shall take place on a periodic basis in accordance with the following provisions:

2.7.1. The Administrative Agent shall request settlement (“Settlement”) with the Banks on a weekly basis, or on a more frequent basis if so determined by the Administrative Agent, (1) with respect to each outstanding Revolving Credit Loan, and (2) with respect to collections received, in each case, by notifying the Banks of such requested Settlement by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 10:00 a.m. on the date of such requested Settlement (the “Settlement Date”). Each Bank shall make the amount of such Bank’s Pro Rata Share of the outstanding principal amount of the Revolving Credit Loan with respect to which Settlement is requested available to the Administrative Agent in same day funds to such account of the Administrative Agent as the Administrative Agent may designate, not later than 3:00 p.m. on the Settlement Date applicable thereto, regardless of whether the applicable conditions precedent set forth in Section 3 have then been satisfied. Such amounts made available to the Administrative Agent shall be applied against the amount of the applicable Revolving Credit Loan and, together with the portion of such Revolving Credit Loan representing such Bank’s Pro Rata Share thereof, shall constitute a Revolving Credit Loan of such Bank. If any such amount is not made available to the Administrative Agent by any Bank on the Settlement Date applicable thereto, the Administrative Agent shall be entitled to recover such amount on demand from such Bank together with interest thereon at the Federal Funds Rate for the first three (3) days from and after such demand and thereafter at the Interest Rate then applicable to the Revolving Credit Loans.

2.7.2. Notwithstanding the foregoing, not more than one (1) Business Day after demand is made by the Administrative Agent, each other Bank shall irrevocably and unconditionally purchase and receive from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Revolving Credit Loan to the extent of such Bank’s Pro Rata Share thereof by paying to the Administrative Agent, in same day funds, an amount equal to such Bank’s Pro Rata Share of such Revolving Credit Loan. If such amount is not in fact made available to the Administrative Agent by any Bank, the Administrative Agent shall be entitled to recover such amount on demand from such Bank together with interest thereon at the Federal Funds Rate for the first three (3) days from and after such demand and thereafter at the Interest Rate then applicable to the Revolving Credit Loans.

2.7.3. From and after the date, if any, on which any Bank purchases an undivided interest and participation in any Revolving Credit Loan pursuant to Section 2.7.2 above, the Administrative Agent shall, subject to reimbursement to the Administrative Agent for any amounts due from such Bank, promptly distribute to such Bank at such address as such Bank may request in writing, such Bank’s Pro Rata Share of all payments of principal and interest received by the Administrative Agent in respect of such Revolving Credit Loan.

2.7.4. The Administrative Agent shall record on its books the principal amount of the Revolving Credit Loans owing to each Bank. In addition, each Bank is authorized, at such Bank’s option, to note the date and amount of each payment or prepayment of principal of such Bank’s Revolving Credit Loans in its books and records, including computer records, such books and records constituting rebuttably presumptive evidence, absent manifest error, of the accuracy of the information contained therein.

2.7.5. All Revolving Credit Loans shall be made by the Banks simultaneously and in accordance with their Pro Rata Shares. It is understood that (a) no Bank shall be responsible beyond such Bank’s Commitment for any failure by any other Bank to perform its obligation to make any Revolving Credit Loans hereunder, (b) no failure by any Banks to perform its obligation to make any Revolving Credit Loan hereunder shall excuse any other Bank from its obligation to make any Revolving Credit Loans hereunder, and (c) the obligations of each Bank hereunder shall be several, not joint and several.

2.8.	Interest. 2.8.1.	The Loans shall bear interest as follows:

(a) The outstanding principal amount of the Base Rate Loans shall bear interest on each day at the Adjusted Base Rate for that day. Any change in the Adjusted Base Rate resulting from a change in the Base Rate shall be effective as of the opening of business on the day on which such change in the Base Rate becomes effective.

(b) The outstanding principal amount of each LIBOR Loan shall bear interest for the applicable Interest Period at the Adjusted LIBOR Rate applicable to such Interest Period.

(c) The outstanding principal amount of each Swing Line Loan shall bear interest on each day at the Adjusted Base Rate for that day.

2.8.2. Interest on each Loan shall be calculated on the basis of a year consisting of 360 days and for the actual number of days elapsed.

2.8.3. Interest on the Loans shall be paid in arrears in immediately available funds to the Administrative Agent at its Principal Office for the account of the applicable Lending Office of each Bank as follows:

(a) For each Base Rate Loan, on the first (1st) day of each month commencing the first such date after such Loan is made and continuing until the earlier of (i) the date such Base Rate Loan is paid in full or (ii) the Termination Date.

(b) For each LIBOR Loan, on the earlier of the last day of the Interest Period with respect to such LIBOR Loan and, if the applicable Interest Period begins in one calendar quarter and ends in a subsequent calendar quarter, on the first day of each calendar quarter during such Interest Period.

(c) For each Swing Line Loan, on the first (1st) day of each month commencing the first such date after such Swing Line Loan is made and continuing until the earlier of (i) the date such Swing Line Loan is paid in full or (ii) the Termination Date.

2.8.4. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan, or (ii) in the case of any other amount, 2% plus the Adjusted Base Rate.

2.9. Fees.

2.9.1. The Borrower agrees to pay to the Administrative Agent for the account of the Banks a non-use fee (the “Unused Portion Fee”) on the unused portion of the Revolving Credit Commitment from the Effective Date until the Termination Date, calculated as (1) (a) the Revolving Credit Commitment less (b) the actual daily balance of the sum of the Revolving Credit Loans and Letters of Credit outstanding, multiplied by (2) the rate determined in accordance with the Pricing Schedule. The Unused Portion Fee shall be payable in arrears on the last day of each quarter during the term of this Agreement and on the Termination Date. Upon receipt of any Unused Portion Fee the Administrative Agent will promptly thereafter cause to be distributed such payments to the Banks in accordance with each Bank’s Pro Rata Share of such payments.

2.9.2. The Borrower shall pay to the Administrative Agent for the account of each Bank a letter of credit fee with respect to each Letter of Credit, computed for each day from the date of issuance of such Letter of Credit to the date that is the last day a drawing is available under such Letter of Credit, at a rate per annum equal to the rate determined in accordance with the Pricing Schedule. Such fee shall be payable in arrears on the last day of each quarter during the term of this Agreement and on the Termination Date.

2.9.3. The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in the Fee Letter and to perform any other obligations contained therein.

2.10. Notes. The Revolving Credit Loans made by the Banks under this Agreement shall be evidenced by the Notes. Each Bank is hereby authorized by the Borrower to endorse on the schedule attached to the Note held by it the amount and type of each Revolving Credit Loan and each renewal, conversion, and payment of principal amount received by such Bank for the account of its applicable Lending Office on account of its Revolving Credit Loans, which endorsement shall, in the absence of manifest error, be conclusive as to the outstanding balance of the Revolving Credit Loans made by such Bank; provided, however, that the failure to make such notation with respect to any Revolving Credit Loan or renewal, conversion, or payment shall not limit or otherwise affect the obligations of the Borrower under this Agreement or the Note held by such Bank.

2.11. Required Payments.

2.11.1. All Revolving Credit Loans shall be repaid in full on the Termination Date.

2.11.2. Upon any reduction of the Revolving Credit Commitment pursuant to Section 2.3.1, the Borrower will be required to prepay Revolving Credit Loans (or, if necessary, cash collateralize outstanding Letters of Credit) to the extent the Aggregate Outstanding Credit Exposure exceeds the reduced amount of the Revolving Credit Commitment.

2.12. Optional Prepayments. The Borrower may, upon at least one (1) Business Day’s prior notice to the Administrative Agent in the case of Base Rate Loans and at least three (3) Business Days’ prior notice to the Administrative Agent in the case of LIBOR Loans, pay the Loans, without premium or penalty, in whole or in part with accrued interest to the date of such payment on the amount paid, provided that LIBOR Loans may be paid, without premium or penalty, only on the last day of the Interest Period for such Loans. Upon receipt of any such payments, the Administrative Agent will promptly thereafter cause to be distributed such payment to each Bank for the account of its applicable Lending Office its Pro Rata Share of such payment.

2.13. Method of Payment. The Borrower shall make each payment under this Agreement and under the Notes not later than 3:00 p.m. on the date when due in lawful money of the United States to the Administrative Agent at its Principal Office for the account of the applicable Lending Office of each Bank in immediately available funds. The Administrative Agent will promptly thereafter cause to be distributed (1) such payments of principal and interest in like funds to each Bank for the account of its applicable Lending Office based upon its Pro Rata Share thereof and (2) other fees payable to any Bank to be applied in accordance with the terms of this Agreement. The Borrower hereby authorizes the Administrative Agent and each Bank, if and to the extent payment is not made when due under this Agreement or under the Notes, to charge from time to time against any account of the Borrower with such Bank any amount as due. Whenever any payment to be made under this Agreement or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest and the commitment fee, as the case may be, except, in the case of a LIBOR Loan, if the result of such extension would be to extend such payment into another calendar month, such payment shall be made on the immediately preceding Business Day.

2.14. Use of Proceeds. The proceeds of the Loans hereunder shall be used by the Borrower for general corporate purposes including financing working capital, drawings under Letters of Credit, Permitted Acquisitions and Capital Expenditures. All Loans outstanding under the Existing Credit Agreement as of the Effective Date shall be continued as Loans made hereunder. The Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U or to extend credit to any Persons for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or is inconsistent with, Regulation U.

2.15. Illegality. Notwithstanding any other provision in this Agreement, if any Bank determines that any Change in Law shall make it unlawful or impossible for such Bank (or its Lending Office) to maintain or fund its LIBOR Loans, then upon notice to the Borrower (with a copy to the Administrative Agent) by such Bank, the outstanding principal amount of all LIBOR Loans of such Bank shall be repaid or converted into Base Rate Loans (the interest rate on which Base Rate Loans of such Bank shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBOR Rate component of the Base Rate) in accordance with the following: (a) if such Bank may not lawfully continue to maintain such LIBOR Loans, the Borrower shall immediately convert such LIBOR Loans into Base Rate Loans or prepay such LIBOR Loans and upon such prepayment or conversion shall also pay accrued interest on the amount so prepaid or converted; or (b) if such Bank may lawfully continue to maintain such LIBOR Loans to the last day of the applicable Interest Period(s), then on the last day of the applicable Interest Period(s), the Borrower shall pay such LIBOR Loans or convert such LIBOR Loans to Base Rate Loans. From the date of such notice, any obligation of such Bank to make or to convert Base Rate Loans into LIBOR Loans shall be suspended and replaced with an obligation to fund Base Rate Loans in lieu thereof, and, if such notice asserts the illegality of such Bank making or maintaining Base Rate Loans the interest rate on which is determined by reference to the LIBOR Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Bank is determined shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBOR Rate component of the Base Rate, in each case until such Bank notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Before giving any notice to the Administrative Agent and the Borrower pursuant to this Section 2.15, the affected Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates with respect to its LIBOR Loans or with respect to determining or charging interest rates based upon the LIBOR Rate, if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be illegal, subject such Bank to any unreimbursed cost or expense, or otherwise be disadvantageous to such Bank.

2.16. Disaster. Notwithstanding anything to the contrary herein, if the Administrative Agent determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of LIBOR Rate, are not being provided in the relevant amounts or for the relative maturities for purposes of determining the rate of interest on a LIBOR Loan as provided in this Agreement, or if the Majority Banks determine (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of LIBOR Rate, upon the basis of which the rate of interest for any such type of Loan is to be determined do not accurately cover the cost to the Banks of making or maintaining such type of Loans, then the Administrative Agent shall forthwith give notice thereof to the Borrower, whereupon (a) the obligation of the Banks to make LIBOR Loans shall be suspended until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist and such obligation shall be replaced with an obligation to fund Base Rate Loans in lieu thereof, and the interest rate on which Base Rate Loans shall be determined by the Administrative Agent without reference to the LIBOR Rate component of the Base Rate, and (b) the outstanding principal amount of all LIBOR Loans, together with interest accrued thereon, shall be repaid or converted into Base Rate Loans (the interest rate on which Base Rate Loans shall be determined by the Administrative Agent without reference to the LIBOR component of the Base Rate).

2.17. Increased Cost. From time to time upon 30 days’ prior notice to the Borrower from a Bank (with a copy to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of the applicable Bank such amounts as any Bank may determine to be necessary to compensate such Bank for any costs incurred by such Bank which such Bank determines are attributable to its making or maintaining any LIBOR Loans hereunder or its obligation to make any such Loans hereunder, or any reduction in any amount receivable by such Bank under this Agreement or its Note in respect of any such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Change in Law after the Effective Date which: (1) changes the basis of taxation of any amounts payable to such Bank under this Agreement or its Note in respect of any of such Loans (other than taxes imposed on the overall net income of such Bank or of its Lending Office for any of such Loans by the jurisdiction where the Principal Office or such Lending Office is located); or (2) imposes or modifies any reserve, special deposit, compulsory loan, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Bank (including any of such Loans or any deposits referred to in the definition of LIBOR Rate); or (3) imposes any other condition affecting this Agreement or its Note (or any of such extensions of credit or liabilities); provided, that the Borrower shall not be required to pay any Taxes that it is not required to pay pursuant to Section 2.19. Such Bank will notify the Borrower (with a copy to the Administrative Agent) of any event occurring after the Effective Date which will entitle such Bank to compensation pursuant to this Section 2.17 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Determinations by any Bank for purposes of this Section 2.17 of the effect of any Change in Law on its costs of making or maintaining Loans or on amounts receivable by it in respect of Loans, and of the additional amounts required to compensate any such Bank in respect of any Additional Costs, shall be conclusive, provided that such determinations are made on a reasonable basis. The provisions of this Section 2.17 shall survive termination of this Agreement.

2.18. Risk-Based Capital. In the event that any Bank determines that (1) any Change in Law or (2) compliance by such Bank or any corporation controlling such Bank with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) has the effect of requiring an increase in the amount of capital required or expected to be maintained by such Bank or any corporation controlling such Bank, and such Bank determines that such increase is based upon its obligations hereunder, and other similar obligations, the Borrower shall pay to the Administrative Agent at its Principal Office, for the account of the applicable Bank, such additional amount as shall be certified by the Bank to be the amount allocable to such Bank’s obligations to the Borrower hereunder. Such Bank will notify the Borrower (with a copy to the Administrative Agent) of any event occurring after the Effective Date that will entitle such Bank to compensation pursuant to this Section 2.18 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Determinations by any Bank for purposes of this Section 2.18 of the effect of any increase in the amount of capital required to be maintained by such Bank and of the amount allocable to such Bank’s obligations to the Borrower hereunder shall be conclusive, provided that such determinations are made on a reasonable basis. The provisions of this Section 2.18 shall survive termination of this Agreement.

2.19. Taxes.

2.19.1. All payments made by or on behalf of the Borrower and each Guarantor under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto) (collectively, “Taxes”), excluding net income Taxes and franchise Taxes (imposed in lieu of net income Taxes) and, in each case imposed on the Administrative Agent or any Bank as a result of a present or former connection between the Administrative Agent or such Bank and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Bank having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document); provided, that if any such non-excluded Taxes (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Bank as determined in good faith by the applicable withholding agent, (i) such amounts shall be paid to the relevant Governmental Authority in accordance with applicable law and (ii) the amounts so payable by the Borrower or applicable Guarantor to the Administrative Agent or such Bank shall be increased to the extent necessary to yield to the Administrative Agent or such Bank (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement as if such withholding or deduction had not been made, provided further, however, that the Borrower and the Guarantors shall not be required to increase any such amounts payable to any Bank with respect to, or indemnify any Bank for, any Non-Excluded Taxes if, and to the extent that they are (w) attributable to such Bank’s failure to comply with the requirements of Section 2.19.5 or 2.19.6; (x) United States withholding Taxes attributable to such Bank designating a successor Lending Office at which it maintains its Loans other than at the request of the Borrower and except to the extent such Bank was entitled, at the time of the successor Lending Office is designated, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this Section; (y) United States withholding taxes imposed on amounts payable by the Borrower or any Guarantor to such Bank at the time such Bank becomes a party to this Agreement, except to the extent that such Bank’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower or such Guarantor with respect to such Non-Excluded Taxes pursuant to this paragraph; or (z) U.S. withholding taxes imposed under FATCA.

2.19.2. In addition, the Borrower and each Guarantor shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

2.19.3. Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower or any Guarantor, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Bank, as the case may be, a certified copy of an official receipt received by the Borrower (or if an official receipt is not available, such other documentation as shall be reasonably satisfactory to the Administrative Agent) showing payment thereof. The Borrower shall indemnify the Administrative Agent and each Bank, within 10 days after demand therefor, for (i) the full amount of any Non-Excluded Taxes or Other Taxes (including Non-Excluded Taxes or Other Taxes imposed or attributable to amounts payable under this Section 2.19) paid by the Administrative Agent or such Bank and any penalties, interests and reasonable expenses arising therefrom or with respect thereto, and (ii) any incremental Taxes and reasonable expenses that may become payable by the Administrative Agent or any Bank as a result of any failure of the Borrower to properly remit to the Administrative Agent the required receipts or other required documentary evidence, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Bank, shall be conclusive absent manifest error.

2.19.4. Each Bank shall indemnify the Administrative Agent for the full amount of any Taxes imposed by any Governmental Authority that are attributable to such Bank and that are payable or paid by the Administrative Agent (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Non-Excluded Taxes and without limiting the obligation of the Borrower to do so), together with all reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith. A certificate as to the amount of such payment or liability delivered to any Bank by the Administrative Agent shall be conclusive absent manifest error.

2.19.5. A Bank that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such Bank is legally entitled to complete, execute and deliver such documentation and in such Bank’s judgment such completion, execution or submission would not materially prejudice the legal or commercial position of such Bank.

a. Each Bank (or Purchaser) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Bank”), on or before the date such Bank (or Purchaser) becomes a party to this Agreement, shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Bank from which the related participation shall have been purchased) (A) two original copies of either U.S. Internal Revenue Service Form W-8BEN, Form W-8BEN-E or Form W-8ECI, as appropriate or any subsequent versions thereof or successors thereto, true, correct and complete in all material respects and duly executed by such Non-U.S. Bank claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents, (B) in the case of a Non-U.S. Bank claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of applicable Exhibit E and an applicable Form W-8, or any subsequent versions thereof or successors thereto, true, correct and complete in all material respects and duly executed by such Non-U.S. Bank, or (C) two copies of Form W-8IMY (together with the forms described above in clauses (A) or (B), as required).

b. Each Bank (or Purchaser) that is a “U.S. Person” as defined in Section 7701(a)(30) of the Code, on or before the date such Bank (or Purchaser) becomes a party to this Agreement (and from time to time thereafter as prescribed by applicable law or upon the request of the Borrower or the Administrative Agent), two original copies of U.S. Internal Revenue Service Form W-9, or any subsequent versions or successors thereto, true, correct and complete in all material respects and duly executed by such Bank, establishing that the Bank is not subject to U.S. backup withholding tax.

c. The forms described in (a) and (b) above shall be delivered by the applicable Bank on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Bank shall deliver such forms from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent, and promptly upon the obsolescence or invalidity of any form previously delivered by such Bank. Each Bank shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to such Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Bank shall not be required to deliver any form pursuant to this paragraph that such Bank is not legally able to deliver.

d. If a payment made to a Bank under any Loan Document would be subject to U.S. Federal withholding tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

2.19.6. If any Bank or the Administrative Agent receives a refund, in the sole discretion of such Bank or Administrative Agent (exercised in good faith), is allocable to any amount paid by the Borrower or a Guarantor pursuant to this Section 2.19, it shall promptly notify the Borrower of such refund and shall, within 15 days after receipt, repay such refund or credit (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or such Guarantor) to the Borrower or such Guarantor net of all out-of-pocket expenses of such Bank or the Administrative Agent and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrower or such Guarantor, upon the request of such Bank or the Administrative Agent, agrees to repay the amount paid over to the Borrower or such Guarantor to such Bank or the Administrative Agent (plus any penalties, interest or other charges imposed by the relevant Governmental Authority), within 15 days after receipt of written request by such Bank of the Administrative Agent in the event such Bank or the Administrative Agent is required to repay such refund. This paragraph shall not be construed to require the Administrative Agent or any Bank to make available its tax returns (or any information relating to its Taxes which it deems confidential) to the Borrower, any Guarantor or any other Person.

2.19.7. The agreements in this Section 2.19 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.20. Funding Loss Indemnification. Upon notice to the Borrower from a Bank (with a copy to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of the applicable Bank, such amount or amounts as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for any loss, cost, or expense incurred as a result of (a) any payment of a LIBOR Loan on a date other than the last day of the Interest Period for such Loan, including payment upon acceleration of the Loans by the Administrative Agent pursuant to Section 8.1, any prepayment of a LIBOR Loan under Sections 2.11 or 2.12, or the replacement of any Bank pursuant to Section 10.4; or (b) any failure by the Borrower to borrow or convert, as the case may be, a LIBOR Loan on the date for borrowing or conversion, as the case may be, specified in the relevant notice under Section 2.6. The provisions of this Section 2.20 shall survive termination of this Agreement.

2.21. Swing Line Loans.

2.21.1. The Swing Line Lender agrees, on the terms and conditions set forth in this Agreement, to make Swing Line Loans to the Borrower from time to time during the period from and including the Effective Date up to but not including the Termination Date in an aggregate principal amount not to exceed the Swing Line Commitment, provided that immediately following the making of any Swing Line Loan, the Aggregate Outstanding Credit Exposure shall not exceed the Revolving Credit Commitment.

2.21.2. The Borrower shall deliver to the Administrative Agent and the Swing Line Lender an irrevocable Borrowing Notice not later than noon on the requested Borrowing Date of each Swing Line Loan, specifying (i) the applicable Borrowing Date, and (ii) the amount of the requested Swing Line Loan which shall be an amount not less than $100,000.

2.21.3. Promptly after receipt of a Swing Line Borrowing Notice, the Swing Line Lender shall make available the Swing Line Loan, in funds immediately available to the Borrower on the Borrowing Date.

2.21.4. Each Swing Line Loan shall be paid in full by the Borrower on demand. In addition, the Swing Line Lender may at any time in its sole discretion with respect to any outstanding Swing Line Loan, require each Bank (including the Swing Line Lender) to make a Revolving Credit Loan in the amount of such Bank’s Pro Rata Share of such Swing Line Loan for the purpose of repaying such Swing Line Loan. Not later than noon on the date of any notice received pursuant to this Section 2.21.4, each Bank shall make available its required Revolving Credit Loan, in funds immediately available in Tulsa to the Administrative Agent at the Administrative Agent’s Principal Office. Revolving Credit Loans made pursuant to this Section 2.21.4 shall initially be Base Rate Loans and thereafter may be continued as Base Rate Loans or converted into LIBOR Loans in the manner provided in Section 2.6 and subject to the other conditions and limitations set forth in this Section 2. Unless a Bank shall have notified the Swing Line Lender, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Sections 3.1 or 3.2 has not then been satisfied, such Bank’s obligation to make Revolving Credit Loans pursuant to this Section 2.21.4 to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against the Administrative Agent, the Swing Line Lender or any other Person, (b) the occurrence or continuance of a Default, (c) any adverse change in the condition (financial or otherwise) of the Borrower, or (d) any other circumstances, happening or event whatsoever. In the event that any Bank fails to make payment to the Administrative Agent of any amount due under this Section 2.21.4, the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Bank hereunder until the Administrative Agent receives such payment from such Bank or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Bank fails to make payment to the Administrative Agent of any amount due under this Section 2.21.4, such Bank shall be deemed, at the option of the Administrative Agent, to have unconditionally and irrevocably purchased from the Swing Line Lender, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in the amount of such Revolving Credit Loan, and such interest and participation may be recovered from such Bank together with interest thereon at the Federal Funds Rate for each day during the period commencing on the date of demand and ending on the date such amount is received. On the Termination Date, the Borrower shall repay in full the outstanding principal balance of the Swing Line Loans.

2.22. Defaulting Banks. Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:

2.22.1. The Unused Portion Fee shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Bank pursuant to Section 2.9.

2.22.2. The Commitment and Outstanding Credit Exposure of such Defaulting Bank shall not be included in determining whether all Banks or the Majority Banks have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 11.1), provided that any waiver, amendment or modification requiring the consent of all Banks or each affected Bank which affects such Defaulting Bank differently than any other affected Bank shall require the consent of such Defaulting Bank.

2.22.3. If any Swing Line Loans or L/C Obligations exist or are outstanding at the time a Bank becomes a Defaulting Bank, then:

(a) all or any part of such Defaulting Bank’s share of participations in such Swing Line Loans and L/C Obligations shall be reallocated among the non-Defaulting Banks in accordance with their respective Pro Rata Shares, but only to the extent (x) the sum of all non-Defaulting Bank’s Revolving Credit Exposures plus such Defaulting Bank’s share of participations in such Swing Line Loans and L/C Obligations does not exceed the total of all non-Defaulting Banks’ Commitments and (y) the conditions set forth in Section 3.2 are satisfied at such time;

(b) if the reallocation described in clause (a) above cannot be effected or can only partially be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swing Line Loans and (y) second, cash collateralize such Defaulting Bank’s share of outstanding L/C Obligations (after giving effect to any partial reallocation pursuant to clause (a) above) for so long as such L/C Obligations are outstanding;

(c) if the Borrower cash collateralizes any portion of such Defaulting Bank’s share of outstanding L/C Obligations pursuant to this Section 2.22.3, the Borrower shall not be required to pay any fees with respect to such Defaulting Bank pursuant to Section 2.2.4 during the period such Defaulting Bank’s share of outstanding L/C Obligations is cash collateralized;

(d) if the share of the outstanding L/C Obligations of the non-Defaulting Bank is reallocated pursuant to this Section 2.22.3, then the fees payable to the Banks pursuant to Section 2.2.4 and Section 2.9 shall be adjusted in accordance with such non-Defaulting Banks’ Pro Rata Shares; and

(e) if any Defaulting Bank’s share of the outstanding L/C Obligations is neither cash collateralized nor reallocated pursuant to this Section 2.22.3, then, without prejudice to any rights or remedies of the L/C Issuer, any Bank or the Borrower hereunder, all Unused Portion Fee that otherwise would have been payable to such Defaulting Bank (solely with respect to the portion of such Defaulting Bank’s Revolving Commitment that was utilized by such outstanding L/C Obligations) and letter of credit fees payable under Section 2.2.4 with respect to such Defaulting Bank shall be payable to the Issuing Bank until such share is cash collateralized and/or reallocated.

2.22.4. So long as any Bank is a Defaulting Bank, the Swing Line Lender shall not be required to fund any Swing Line Loan and the L/C Issuer shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Banks and/or cash collateral will be provided by the Borrower in accordance with Section 2.22.3), and participating interests in any such newly issued or increased Letter of Credit or newly made Swing Line Loan shall be allocated among non-Defaulting Banks in a manner consistent with Section 2.22.3 (and the Defaulting Bank shall not participate therein).

2.22.5. If any Defaulting Bank shall fail to make any payment required to be made by it pursuant to this Agreement, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Defaulting Bank to satisfy such Defaulting Bank’s funding obligations hereunder until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Defaulting Bank.

In the event that the Administrative Agent, the Borrower, the L/C Bank and the Swing Line Lender each agrees that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then the participations of the Banks in all outstanding Swing Line Loans and L/C Obligations shall be readjusted to reflect the inclusion of such Bank’s Revolving Credit Commitment and on such date such Bank shall purchase at par such of the Revolving Credit Loans of the other Banks (other than Swing Line Loans) as the Administrative Agent shall determine may be necessary in order for such Bank to hold such Revolving Credit Loans in accordance with its Pro Rata Share.

2.23. Accordion.

2.23.1. Subject to the terms and conditions of this Section 2.23, and provided no Default or Matured Default exists, the Borrower shall have the right from time to time on or before the Termination Date (but in no event more than two (2) times during the term of this Agreement), upon written notice to the Administrative Agent (each such written notice, a “Revolving Credit Increase Notice”), to increase on the date specified in the Revolving Credit Increase Notice (the “Revolving Credit Increase Date”), the amount of the Revolving Credit Commitment by the amount specified in the Revolving Credit Increase Notice (the “Revolving Credit Increase Amount”) which shall be a minimum of $10,000,000; provided, however, that in no event shall the amount of the Revolving Credit Loans and the aggregate Revolving Credit Commitment be increased to an amount greater than $325,000,000, and further provided, that no such Revolving Credit Increase Amount shall be permitted under this Agreement if a Default or Matured Default shall exist on the date the Administrative Agent receives the Revolving Credit Increase Notice or on the Revolving Credit Increase Date.

2.23.2. The Administrative Agent shall promptly notify the Banks of any Revolving Credit Increase Notice from the Borrower, and each of the Banks shall notify the Borrower and the Administrative Agent of its determination whether to participate in the requested increase in the Revolving Credit Commitment. If one or more of the Banks elects not to increase its Commitment (or to increase its Commitment by an amount less than its Pro Rata of the Revolving Credit Increase Amount), the Borrower may request that the other Banks increase their Commitments by the amount of the shortfall or seek to obtain Commitments from other financial institutions to become additional Banks under this Agreement (subject to the consent of the Administrative Agent, but without the consent of any other Banks). The Borrower shall notify the Administrative Agent of any financial institution that shall have agreed to become an additional Bank party to this Agreement (a “New Bank”) in connection with a Revolving Credit Increase Notice and the amount of its proposed Commitment, and the Administrative Agent shall then consent or withhold consent to the admission of the proposed New Bank. If the Borrower is unable to obtain approval from the Banks to increase their Commitments and/or to secure Commitments from New Banks for the full amount of the Revolving Credit Increase Amount, the Revolving Credit Increase Notice shall become effective only to the extent of the increased or new Commitments actually obtained; provided that no increase in the Revolving Credit Commitment shall become effective unless the Borrower is able to obtain approval from one or more Banks to increase their Commitments and/or to secure Commitments from New Banks for an aggregate increase in the Revolving Credit Commitment of at least $5,000,000. Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment on the part of any Bank to increase its Commitment at any time, and no Bank shall be obligated to agree to any increase in its Commitment.

2.23.3. Any increase in the Revolving Credit Commitment shall be subject to the satisfaction of the following conditions precedent at or as of the Revolving Credit Increase Date: (i) no Default or Matured Default shall have occurred and then be continuing; (ii) all representations and warranties contained in this Agreement shall be true and correct in all material respects as though made on such date; (iii) each Bank that shall have agreed to provide an increase in its Commitment shall have confirmed such increase to the Borrower and the Administrative Agent in writing; (iv) each New Bank shall have executed and delivered such documents as the Administrative Agent shall have reasonably required in order for it to subscribe to the terms and conditions of this Agreement and the other Loan Documents and agree to be bound by the terms and provisions hereof and thereof or as the Administrative Agent shall have reasonably requested in connection with such increase; (v) each New Bank shall have executed and delivered a supplement to the Prudential Intercreditor Agreement and such other documents as may be reasonably required in order for it to subscribe to the terms and conditions of the Prudential Intercreditor Agreement; (vi) counsel for the Borrower shall have provided to the Administrative Agent a supplemental opinion in form and substance reasonably satisfactory to the Administrative Agent; (vii) the outstanding Loans shall have been reallocated ratably among the Banks (including new Banks) after giving effect to such increase; and (viii) all legal matters incident to such increase and the admission of any New Banks under this Agreement shall be satisfactory to the Administrative Agent and its counsel. The Borrower agrees to compensate each Bank, to the extent required by Section 2.20, for any losses or expenses incurred by such Bank in connection with the reallocation of any outstanding Revolving Credit Loans. The Borrower shall execute and deliver (i) to each Bank that shall have agreed to provide an increase in its Commitment, a substitute Note payable to the order of such Bank in the principal amount of its increased Commitment, and (ii) to each New Bank, a new Note payable to the order of each New Bank in the principal amount of its Commitment. No increase in the Revolving Credit Commitment shall become effective unless and until each of the foregoing conditions precedent has been satisfied.

2.24. Delay in Requests. Failure or delay on the part of any Bank or the L/C Issuer to demand compensation pursuant to Section 2.17, 2.18 or 2.20 shall not constitute a waiver of such Bank’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Bank or the L/C Issuer pursuant any of such Sections for any increased costs incurred or reductions suffered more than nine months prior to the date that such Bank or the L/C Issuer, as the case may be, notifies the Borrower of the event giving rise to such increased costs or reductions and of such Bank’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the event giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.	CONDITIONS PRECEDENT

3.1. Conditions Precedent to Effective Date. The obligations of the Banks to continue and make Loans (including Swing Line Loans) and of the L/C Issuer to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 11.1):

3.1.1. The Administrative Agent shall have received from the Borrower and each Bank party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

3.1.2. The Administrative Agent shall have received originals or copies satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of signed signature pages, with originals to follow by next day delivery service) of (i) a Note issued by the Borrower pursuant to Section 2.10 payable to the order of each Bank that has requested a promissory note, and (ii) and all other Loan Documents required to be executed and delivered as of the Effective Date pursuant to this Agreement.

3.1.3. The Administrative Agent shall have received a Borrowing Notice with respect to the Revolving Credit Loans, if any, to be made on the Effective Date.

3.1.4. As to the Borrower and each Existing Subsidiary (other than SCS), the Administrative Agent shall have received (i) copies of its articles or certificate of incorporation or organization, together with all amendments, certified by the appropriate governmental officer in its jurisdiction of incorporation or organization (or, as applicable, a certification by its Secretary or Assistant Secretary that no changes have been made to its articles or certificate of incorporation or organization since the date copies of the same were furnished to the Administrative Agent pursuant to the Existing Credit Agreement), (ii) a certificate of good standing issued by the appropriate governmental officer in its jurisdiction of incorporation or organization, (iii) copies, certified by its Secretary or Assistant Secretary, of its bylaws, operating agreement or other internal governance documents, together with all amendments thereto (or, as applicable, a certification by its Secretary or Assistant Secretary that no changes have been made to its bylaws, operating agreement or other internal governance documents since the date copies of the same were furnished to the Administrative Agent pursuant to the Existing Credit Agreement), and (iv) copies, certified by its Secretary or Assistant Secretary, of the resolutions or actions of its Board of Directors or other governing body authorizing the execution of the Loan Documents to which it is a party.

3.1.5. The Administrative Agent shall have received an incumbency certificate, executed by a Secretary or Assistant Secretary of the Borrower and each of the Existing Subsidiaries (other than SCS), which shall identify by name and title and bear the signatures of its Authorized Officers authorized to sign the Loan Documents to which it is a party and, in the case of the Borrower, the Authorized Officers of the Borrower authorized to submit borrowing requests and Interest Rate Election Notices, upon which certificate the Administrative Agent shall be entitled to rely until informed of any change in writing by an Authorized Officer.

3.1.6. The Administrative Agent shall have received a certificate, dated the Effective Date and signed by an Authorized Officer of the Borrower, confirming compliance with the conditions set forth in Sections 3.2.1 and 3.2.2.

3.1.7. The Administrative Agent shall have received a certificate from an Authorized Officer of the Borrower dated as of the Effective Date addressed to the Administrative Agent and each Bank certifying that, as of such date, the Borrower and each of its Subsidiaries is Solvent (assuming with respect to each Guarantor, that the fraudulent transfer savings language contained in the Guaranty applicable to such Guarantor will be given full effect).

3.1.8. The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Banks and dated the Effective Date) of Bryan Cave LLP, counsel to the Borrower and the Existing Subsidiaries, covering such matters as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

3.1.9. The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.5 and the applicable provisions of the Collateral Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and name the Collateral Agent as an additional insured thereunder.

3.1.10. The Administrative Agent shall have obtained a desktop appraisal of the Borrower’s Rolling Stock meeting the requirements of Section 5.2.2.

3.1.11. For each Mortgaged Property, the Administrative Agent shall have received (i) a “Standard Flood Hazard Determination Form” and or other evidence as to whether such Mortgaged Property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) and (ii) if such Mortgaged Property is a Flood Hazard Property, (A) satisfactory evidence as to whether the community in which such Mortgaged Property is located is participating in the National Flood Insurance Program, (2) SMF’s written acknowledgment of receipt of written notification from the Collateral Agent as to the fact that such Mortgaged Property is a Flood Hazard Property and as to whether the community in which such Flood Hazard Property is located is participating in the National Flood Insurance Program, and (3) copies of insurance policies or certificates of insurance evidencing flood insurance in such total amount as required by Regulation H of the Federal Reserve Board, as the same is from time-to-time in effect, and all official rulings and interpretations thereunder or thereof may from time to time require, and otherwise complying with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time, and naming the Collateral Agent as sole loss payee on behalf of the Secured Parties.

3.1.12. The Borrower shall have paid to the Administrative Agent, for the account of each Bank, an upfront fee in an amount calculated as follows: (i) for each Bank that was a party to the Existing Credit Agreement, the sum of (A) 0.05% (five basis points) of such Bank’s Commitment, to the extent such Bank’s Commitment is less than or equal to its “Commitment” under the Existing Credit Agreement, and (B) 0.15% (15 basis points) of such Bank’s Commitment, to the extent such Bank’s Commitment is greater than its “Commitment” under the Existing Credit Agreement; and (ii) for each Bank that was not a party to the Existing Credit Agreement, 0.15% (15 basis points) of such Bank’s Commitment.

3.1.13. The Administrative Agent shall have received payment of all other fees and other amounts due and payable on or prior to the Effective Date, including the fees set forth in the Fee Letter and, to the extent invoiced, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower hereunder.

3.1.14. The Administrative Agent shall have received evidence satisfactory to the Administrative Agent that the Prudential Agreement has been executed and delivered by the parties thereto, and the terms and provisions of the Prudential Agreement shall be acceptable to the Administrative Agent.

3.1.15. A Third Amendment to the Prudential Intercreditor Agreement shall have been executed and delivered by the parties thereto and shall be in full force and effect.

3.1.16. The Collateral Agent shall have received all appropriate evidence required by the Collateral Agent in the reasonable exercise of its sole discretion necessary to determine that, arrangements have been made for the Collateral Agent for the benefit of Secured Parties to have an Acceptable Security Interest in the Personal Property Collateral, including the delivery to the Collateral Agent of (i) such financing statements (or amendments to financing statements) under the UCC for filing in such jurisdictions as the Collateral Agent may require, (ii) any other documents, agreements or instruments necessary to create a security interest in the Personal Property Collateral, (iii) such certificates, powers executed in blank, and other documents, agreements or instruments necessary to create and perfect an Acceptable Security Interest in all Equity Interests, including Equity Interests in Subsidiaries of the Borrower, included in the Personal Property Collateral, (iv) such lien searches conducted on the Borrower and its Subsidiaries reflecting no Liens other than Permitted Liens against any of the Personal Property Collateral as to which perfection of a Lien is accomplished by the filing of a financing statement, and (v) lien releases with respect to any Personal Property Collateral currently subject to a Lien (other than Permitted Liens).

3.1.17. The Administrative Agent shall have received such other documents and certificates as the Administrative Agent or its counsel may reasonably request relating to any legal matters relating to the Borrower and each of its Subsidiaries, this Agreement or the other Loan Documents, all in form and substance satisfactory to the Administrative Agent and its counsel.

The Administrative Agent shall notify the Borrower and the Banks when each of the foregoing conditions required to be completed to the satisfaction of the Administrative Agent and/or the Collateral Agent has been satisfied (or waived pursuant to Section 11.1).

3.2. Conditions Precedent to All Credit Extensions. The obligation of each Bank to make any Loan and of the L/C Issuer to issue, renew, extend, increase or otherwise modify any Letter of Credit shall be subject to the further conditions precedent that on and as of the date such Loan is to be made or such Letter of Credit is to be issued, renewed, extended, increased or otherwise modified:

3.2.1. The representations and warranties of the Borrower contained in Section 4 of this Agreement and all other Loan Documents to which it is a party and of each Guarantor in the Guaranty and all other Loan Documents to which it is a party shall be true and correct in all material respects on and as though made on and as of such date (except for such representations and warranties that expressly refer to an earlier date) and will remain true and correct in all material respects after giving effect to the making of such Loan or the issuance, renewal, extension, increase or other modification of such Letter of Credit.

3.2.2. No Default or Matured Default shall have occurred and be continuing or would result from the making of such Loan or the issuance, renewal, extension, increase or other modification of such Letter of Credit.

3.2.3. The Administrative Agent shall have received such other approvals, opinions, or documents as any Bank through the Administrative Agent may have reasonably requested.

Each request by the Borrower for a Loan or the issuance, renewal, extension, increase or other modification a Letter of Credit shall constitute a representation and warranty by the Borrower that the statements in Sections 3.2.1 and 3.2.2 are true and correct.

4.	REPRESENTATIONS AND WARRANTIES

The Borrower represents, covenants and warrants as follows (all references to “Subsidiary” and "Subsidiaries” in this Section 4 shall be deemed omitted if the Borrower has no Subsidiaries at the time the representations herein are made and repeated):

4.1. Organization. The Borrower is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware; each Subsidiary is duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized; and the Borrower has and each Subsidiary has the power to own its respective Property and to carry on its respective business as now being conducted. As of the date hereof, the only Subsidiaries of the Borrower are the Existing Subsidiaries.

4.2. Authorization; Enforceability. The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is a party are within the corporate or limited liability company power and authority of the Borrower and each of its Subsidiaries (as applicable) and have been duly authorized by all necessary corporate action by or on behalf of the Borrower and each of such Subsidiaries. This Agreement and each of the other Loan Documents to which the Borrower or any of its Subsidiaries is a party has been duly executed and delivered by the Borrower and each of such Subsidiaries and constitute their legal, valid and binding obligations, enforceable against each of them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

4.3. No Contravention. The execution, delivery and performance of this Agreement and the other Loan Documents do not and will not (a) contravene the terms of the articles or certificate of incorporation, bylaws or other organizational documents of the Borrower or any of its Subsidiaries, (b) violate any applicable statute, law, rule or regulation or any order, injunction, writ, judgment or decree of any court or governmental agency or authority or any arbitral award to which the Borrower or any of its Subsidiaries is bound or to which any of their respective Properties is subject, (c) violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or any of their respective Properties, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (d) result in the creation or imposition of any Lien on any Property of the Borrower or any of its Subsidiaries (other than in favor of the Collateral Agent).

4.4. Financial Statements. The Borrower has furnished to the Administrative Agent the following financial statements, certified by a principal financial officer of the Borrower: (i) a consolidated balance sheet of the Borrower and its Subsidiaries as of December 31 in each of the two fiscal years of the Borrower most recently completed prior to the date as of which this representation is made or repeated (other than fiscal years completed within 90 days prior to such date for which audited financial statements have not been released) and consolidated statements of income, cash flows and a consolidated statement of shareholders’ equity of the Borrower and its Subsidiaries for each such year, all reported on by KPMG LLP or another nationally recognized public accounting firm; and (ii) a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the quarterly period (if any) most recently completed prior to such date and after the end of such fiscal year (other than quarterly periods completed within 45 days prior to such date for which financial statements have not been released) and the comparable quarterly period in the preceding fiscal year and consolidated statements of income, cash flows and a consolidated statement of shareholders’ equity for the periods from the beginning of the fiscal years in which such quarterly periods are included to the end of such quarterly periods, prepared by the Borrower. All of the financial statements delivered to the Administrative Agent pursuant to this Section 4.4 (including any related schedules and/or notes) are true and correct in all material respects (subject, as to interim statements, to changes resulting from audits and year-end adjustments), have been prepared in accordance with GAAP consistently followed throughout the periods involved and show all liabilities, direct and contingent, of the Borrower and its Subsidiaries required to be shown in accordance with such principles. The balance sheets fairly present the condition of the Borrower and its Subsidiaries as of the dates thereof, and the statements of income, cash flows and stockholders’ equity fairly present the results of the operations of the Borrower and its Subsidiaries and their cash flows for the periods indicated. There has been no material adverse change in the business, property or assets, condition (financial or otherwise), operations or prospects of the Borrower and its Subsidiaries taken as a whole since the end of the most recent fiscal year for which audited financial statements have been furnished.

4.5. Actions Pending. Except for litigation matters specifically disclosed in the filings made by the Borrower with the SEC, there is no action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries, or any properties or rights of the Borrower or any of its Subsidiaries, by or before any court, arbitrator or administrative or governmental body which, taking into account and giving effect to any applicable insurance coverage, would reasonably be expected to result in any material adverse change in the business, property or assets, condition (financial or otherwise) or operations of the Borrower and its Subsidiaries taken as a whole. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened against the Borrower, or any of its Subsidiaries which purports to affect the validity or enforceability of this Agreement or any Loan Document.

4.6. Compliance With Laws. The Borrower and its Subsidiaries are in compliance with the requirements of all statutes, laws, ordinances and governmental rules or regulations to which each of them is subject, including Environmental and Safety Laws, and all orders, writs, injunctions and decrees applicable to them or their Properties, except in such instances in which (a) such requirement of statute, law, ordinance, rule or regulation or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have any material adverse effect on the business, property or assets, condition (financial or otherwise) or operations of the Borrower and its Subsidiaries taken as a whole.

4.7. Outstanding Indebtedness. Neither the Borrower nor any of its Subsidiaries has outstanding any Indebtedness except as permitted by Section 7.2. There exists no default under the provisions of any instrument evidencing any such permitted Indebtedness or any agreement relating thereto.

4.8. Title to Properties. SMF has good and marketable title to each of the Mortgaged Properties, subject only to Excepted Liens. The Borrower and each of its Subsidiaries have good title to all of their other respective Properties, including the Personal Property Collateral reflected in the most recent audited balance sheet referred to in Section 4.4 (other than Properties disposed of in the ordinary course of business), free and clear of all Liens other than Permitted Liens, except where the failure to have such title or interest could not reasonably be expected to have a material adverse effect on the business, property or assets, condition (financial or otherwise) or operations of the Borrower and its Subsidiaries taken as a whole. None of the foregoing Properties is subject to any interests which could materially adversely affect the intended use of such Properties. All leases necessary in any material respect for the conduct of the respective businesses of the Borrower and its Subsidiaries are valid and subsisting and are in full force and effect. SCS does not own any Properties other than any common law rights in its corporate name.

4.9. Taxes. The Borrower has and each of its Subsidiaries (i) has filed all federal income tax returns which are required to be filed, (ii) to the best knowledge of the Authorized Officers of the Borrower and its Subsidiaries, has filed all state and other material income tax returns which are required to be filed, and (iii) has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due, except such taxes as are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP.

4.10. Burdensome Restrictions. Neither the Borrower nor any of its Subsidiaries is a party to any contract or agreement or subject to any charter or other corporate restriction which materially and adversely affects its business, property or assets, condition (financial or otherwise) or operations. Except as set forth in the Prudential Agreement, neither the Borrower nor any of its Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Borrower or such Subsidiary, any agreement relating thereto or any other contract or agreement (including its charter) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Borrower of the type to be evidenced by the Notes.

4.11. Use of Proceeds.

4.11.1. None of the proceeds of the Loans will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any “margin stock” as defined in Regulation U or for the purpose of maintaining, reducing or retiring any Indebtedness which was originally incurred to purchase or carry any stock that is then currently a margin stock. Neither the Borrower nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or the Notes to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934, in each case as in effect now or as the same may hereafter be in effect.

4.11.2. None of the proceeds of any Loan will be used to finance any offer to purchase, or any purchase of, Equity Interests in any other Person, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such Equity Interests, if such Equity Interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such Equity Interests, securities or rights (other than margin stock) representing less than 5% of the Equity Interests or beneficial ownership of such Person for portfolio investment purposes, if such offer or purchase has not been duly approved by the Equity Interest holders or the board of directors or equivalent governing body of such other Person prior to the date on which the Borrower requests that the Banks advance funds under such Loan.

4.11.3. None of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, (a) for the purpose of making any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, or otherwise in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person, in any instance in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to the Borrower or any of its Subsidiaries.

4.12. ERISA. The Borrower and each Commonly Controlled Entity have satisfied the minimum funding standard (as defined in section 302 of ERISA and section 412 of the Code), with respect to each Plan (other than a Multiemployer Plan), and no waiver of such minimum funding standard has been sought or granted. No liability to the PBGC has been or is expected by the Borrower or any Commonly Controlled Entity to be incurred with respect to any Plan (other than a Multiemployer Plan) by the Borrower or any Commonly Controlled Entity which is or would be materially adverse to the business, property or assets, condition (financial or otherwise) or operations of the Borrower and its Subsidiaries taken as a whole. The funding target attainment percentage (as defined in section 303(d) of ERISA and section 430(d) of the Code) for each Plan (other than a Multiemployer Plan) is not less than eighty percent (80%). Neither the Borrower nor any Commonly Controlled Entity has incurred or currently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan which is or would be materially adverse to the business, property or assets, condition (financial or otherwise) or operations of the Borrower and its Subsidiaries taken as a whole. The execution and delivery of this Agreement and the issuance of the Notes will be exempt from or will not involve any transaction which is subject to the prohibitions of section 406 of ERISA and will not involve any transaction in connection with which a penalty could be imposed under section 502(i) of ERISA or a tax could be imposed pursuant to section 4975 of the Code.

4.13. Governmental Consent. Neither the nature of the Borrower or of any Subsidiary, nor any of their respective businesses or properties, nor any relationship between the Borrower or any Subsidiary and any other Person, nor any circumstance in connection with the delivery of this Agreement or any other Loan Documents is such as to require any authorization, consent, approval, exemption or any action by or notice to or filing with any court or administrative or governmental or regulatory body in connection with the execution and delivery of this Agreement or other Loan Documents or fulfillment of or compliance with the terms and provisions hereof or thereof, except for filings with governmental bodies required in order to perfect the Collateral Agent’s Liens on the Collateral.

4.14. Environmental Compliance. The Borrower and its Subsidiaries and all of their respective Properties and facilities have complied at all times and in all respects with all federal, state, local and regional statutes, laws, ordinances and judicial or administrative orders, judgments, rulings and regulations relating to protection of the environment except, in any such case, where failure to comply would not be reasonably expected to result in a material adverse effect on the business, condition (financial or otherwise) or operations of the Borrower and its Subsidiaries taken as a whole.

4.15. Investment Company Status. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended.

4.16. Disclosure. Neither this Agreement nor any other document, certificate or statement furnished to the Banks by or on behalf of the Borrower in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact peculiar to the Borrower or any of its Subsidiaries which materially adversely affects or in the future may (so far as the Borrower can now reasonably foresee) materially adversely affect the business, property or assets, condition (financial or otherwise) or operations of the Borrower or any of its Subsidiaries taken as a whole and which has not been set forth in this Agreement.

4.17. Interstate Commerce Act. Neither the Borrower nor any Subsidiary is a “rail carrier” or a person controlled by or affiliated with a “rail carrier” within the meaning of Title 49, U.S.C., and the Borrower is not a “carrier” to which 49 U.S.C. Section 11301(b)(1) is applicable.

4.18. Solvency. Each of the Borrower and each Guarantor (assuming with respect to each Guarantor that the fraudulent transfer savings language contained in the Guaranty applicable to it will be given full effect) is, and after the making of each Loan hereunder will be, Solvent.

4.19. Security Interests.

4.19.1. The Security Agreement is effective to create and continue in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in such Security Agreement) and, when financing statements in appropriate form are filed in the applicable UCC filing offices, the Security Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such portion of the Personal Property Collateral in which a security interest may be perfected by the filing of one or more financing statements under the UCC, in each case prior and superior in right to any other Person, other than Permitted Liens.

4.19.2. Each Mortgage with respect to a related Mortgaged Property is or will be effective to create in favor of the Collateral Agent for the ratable benefit of the Secured Parties a legal, valid and enforceable Lien on such Mortgaged Property and, assuming appropriate filings or registrations have been or are made with the county clerk or recorder of the county in which such Mortgaged Property is located, such Mortgage will constitute a fully perfected Lien on all right, title and interest of the Borrower in such Mortgaged Property, prior and superior in right to any other Person, other than Excepted Liens.

4.20. Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower or any Subsidiary, in such amounts, after giving effect to any self-insurance compatible with the following standards, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or any Subsidiary operates. The insurance coverage of the Borrower and its Subsidiaries as in effect on the Effective Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 4.20.

4.21. Anti-Corruption Laws; Sanctions4.21.1. . The Borrower and each of its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower and its Subsidiaries, and their respective directors, officers, employees and agents, with applicable Anti-Corruption Laws and Sanctions. The Borrower and its Subsidiaries and their respective officers and employees, and to the knowledge of the Borrower, the respective directors and agents of the Borrower and each of its Subsidiaries, are in compliance in all material respects with applicable Anti-Corruption Laws and Sanctions. None of the Borrower or any Subsidiary of the Borrower, nor any of their respective directors, officers or employees, or to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is either (a) a Sanctioned Person or (b) located, organized or resident in a Sanctioned Country. None of the proceeds of any Loan or Letter of Credit or any other transaction contemplated by this Agreement or the other Loan Documents will violate applicable Anti-Corruption Laws or Sanctions.

4.22. Qualified ECP Guarantor. Each of the Borrower and each Guarantor is a Qualified ECP Guarantor as of the Effective Date and will be a Qualified ECP Guarantor as of the effective date of each Specified Swap Agreement.

5.	AFFIRMATIVE COVENANTS

So long as the Loans or any amount under any Loan Document shall remain unpaid, any Bank shall have any Commitment, or there shall exist any Outstanding Credit Exposure, the Borrower covenants as follows:

5.1. Financial Statements; Notice of Defaults. The Borrower will deliver to the Administrative Agent:

5.1.1. as soon as practicable and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year (or, if earlier, such date as the Borrower is required to file a Quarterly Report on Form 10-Q with the SEC), consolidating and consolidated statements of income, cash flows and shareholders’ equity of the Borrower and its Subsidiaries for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidating and a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and certified by an Authorized Officer of the Borrower, subject to changes resulting from year-end adjustments; provided, however, that delivery pursuant to Section 5.1.6 below of copies of the Quarterly Report on Form 10-Q of the Borrower for such quarterly period filed with the SEC shall be deemed to satisfy the requirements of this Section 5.1.1 with respect to consolidated financial statements so long as such statements contained in such Quarterly Report on Form 10-Q are prepared in accordance with then current SEC and GAAP standards;

5.1.2. as soon as practicable and in any event within 90 days after the end of each fiscal year (or, if earlier, such date as the Borrower is required to file an Annual Report on Form 10-K with the SEC), consolidating and consolidated statements of income, cash flows and shareholders’ equity of the Borrower and its Subsidiaries for such year, and a consolidating and consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in reasonable detail and satisfactory in form to the Majority Banks and (i) as to the consolidated statements, all reported on by independent public accountants of recognized national standing selected by the Borrower (whose report shall be without a “going concern” or like qualification or exception and without any qualification or any exception as to the scope of such audit and otherwise satisfactory in substance to the Majority Banks) to the effect that such financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, and (ii) as to the consolidating statements, certified by an Authorized Officer of the Borrower; provided, however, that delivery pursuant to Section 5.1.6 below of copies of the Annual Report on Form 10-K of the Borrower for such fiscal year filed with the SEC shall be deemed to satisfy the requirements of this Section 5.1.2 with respect to consolidated financial statements so long as such statements contained in such Annual Report on Form 10-K are prepared in accordance with then current SEC and GAAP standards and do not contain a “going concern” or like qualification or exception;

5.1.3. together with each delivery of financial statements required by Sections 5.1.1 and 5.1.2 above, an Officer’s Certificate demonstrating (with computations in reasonable detail) compliance by the Borrower and its Subsidiaries with the provisions of Sections 6.1 and 6.2 hereof and stating that there exists no Default or Matured Default, or, if any Default or Matured Default exists, specifying the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto;

5.1.4. together with each delivery of financial statements required by Section 5.1.2 above, a certificate of such accountants stating that, in making the audit necessary for their report on such financial statements, they have obtained no knowledge of any Default or Matured Default, or, if they have obtained knowledge of any Default or Matured Default, specifying the nature and period of existence thereof. Such accountants, however, shall not be liable to anyone by reason of their failure to obtain knowledge of any Default or Matured Default which would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards;

5.1.5. to the extent not publicly available on the SEC’s website, promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as it shall send to its public stockholders and copies of all registration statements (without exhibits) and all reports which it files with the SEC;

5.1.6. promptly upon receipt thereof, a copy of each other report submitted to the Borrower or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any Subsidiary;

5.1.7. immediately after any Authorized Officer obtains knowledge of a Default or Matured Default, an Officer’s Certificate specifying the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto;

5.1.8. no later than February 15 of each year, a copy of the annual operating budget of Borrower and its Subsidiaries for such year; and

5.1.9. with reasonable promptness, such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as the Administrative Agent or any Bank may reasonably request.

5.2. Inspection of Property; Collateral Due Diligence.

5.2.1. The Borrower will permit any Person designated by any Bank in writing, at such Bank’s expense if no Default or Matured Default exists and at the Borrower’s expense if a Default or Matured Default does exist, to visit and inspect any of the Properties of the Borrower and its Subsidiaries, to examine the corporate books and financial records of the Borrower and its Subsidiaries and make copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with the principal officers of the Borrower and its independent public accountants, all at such reasonable times and as often as any Bank may reasonably request.

5.2.2. The Borrower will permit the Administrative Agent to order and obtain desktop appraisals of the Borrower’s Rolling Stock (meaning appraisals of limited scope whereby the appraiser estimates the value of the Rolling Stock from his or her desk based on a current listing supplied to him or her, but without conducting a physical inspection of the Rolling Stock). Each desktop appraisal shall be conducted by a qualified appraiser selected by the Administrative Agent and shall set forth the appraiser’s estimate of the net amount that could be realized from an orderly liquidation sale of the Borrower’s Rolling Stock, given a reasonable period of time to find a purchaser (or purchasers) with the Borrower being compelled to sell on an “as-is, where-is” basis. Desktop appraisals may be obtained at any time in the Administrative Agent’s reasonable exercise of its sole discretion. The Borrower will pay all reasonable costs and expenses actually incurred by the Administrative Agent in connection with each desktop appraisal; provided, however, that prior to the occurrence of any Default or Matured Default, the Borrower shall not be required to pay the costs of more than one desktop appraisal per year.

5.3. Covenant to Secure Obligations Equally. If the Borrower or any Subsidiary shall create or assume any Lien upon any of its Properties, whether now owned or hereafter acquired, other than (i) a Permitted Lien, or (ii) a Lien created or assumed with the prior written consent of the Collateral Agent and the Majority Banks, the Borrower shall make or cause to be made effective provision whereby the Obligations and the Prudential Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured so long as any such other Indebtedness shall be so secured.

5.4. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all statutes, laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental and Safety Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective Properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the business, condition (financial or otherwise) or operations of the Borrower and its Subsidiaries taken as a whole. The Borrower will, and will cause each of its Subsidiaries to, maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower and each of its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and Sanctions.

5.5. Insurance.

5.5.1. The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies not Affiliates of the Borrower or any of its Subsidiaries, (i) insurance with respect to its Properties and business against such casualties and contingencies, of such types, on such terms and in such amounts as is customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or any Subsidiary operates and (ii) such other insurance as may be required by the Loan Documents or applicable law.

5.5.2. The Borrower will, and will cause each of its Subsidiaries to, (i) cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement or to name the Collateral Agent as an additional insured, in form and substance satisfactory to the Collateral Agent, which endorsement shall provide that, from and after the Effective Date, if the insurance carrier shall have received written notice from the Collateral Agent of the occurrence of a Matured Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or a Subsidiary under such policies directly to the Collateral Agent; (ii) deliver original or certified copies of all such policies to the Collateral Agent; (iii) use commercially reasonable efforts to cause each such policy to provide that it shall not be canceled, modified or not renewed upon not less than 30 days’ prior written notice thereof by the insurer to the Collateral Agent; and (iv) deliver to the Collateral Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Collateral Agent) together with evidence satisfactory to the Collateral Agent of payment of the premium therefor.

5.5.3. If at any time the area in which any Mortgaged Property is located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), the Borrower will, or will cause SMF, to obtain flood insurance in such total amount as required by Regulation H of the Federal Reserve Board, as the same is from time-to-time in effect, and all official rulings and interpretations thereunder or thereof may from time to time require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.

5.6. Maintenance of Existence. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its corporate existence, material rights, licenses, permits and franchises; provided that nothing in this Section 5.6 shall prevent the abandonment or termination of the existence of any Subsidiary, or the rights or franchises of any Subsidiary or the Borrower if such abandonment or termination would not have a material adverse effect upon the business, condition (financial or otherwise), operations or prospects of the Borrower and its Subsidiaries taken as a whole.

5.7. Maintenance of Property. The Borrower will, and will cause each of its Subsidiaries to, at all times maintain and preserve all Property used or useful in its business in good working order and condition, and from time to time make, or cause to be made, all needful and proper repairs, renewals and replacements thereto, so that the business carried on in connection therewith may be properly conducted at all times, except to the extent that the failure to do so would not have a material adverse effect upon the business, condition (financial or otherwise), operations or prospects of the Borrower and its Subsidiaries taken as a whole.

5.8. Payment of Taxes. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its Property, prior to the time penalties would attach thereto, as well as lawful claims for labor, materials and supplies or otherwise which, if unpaid, might become a Lien or charge upon such Properties or any part thereof; provided, however, that neither the Borrower nor any Subsidiary shall be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be subject to an active challenge or contest initiated in good faith for which adequate reserves have been established in accordance with GAAP.

5.9. ERISA. The Borrower covenants that it and each of its Commonly Controlled Entities will deliver to the Administrative Agent promptly and in any event within 10 days after it knows or has reason to know of the occurrence of any event of the type specified in Section 8.1.14 notice of such event and the likely impact on the Borrower and its Subsidiaries. In the event it or any Commonly Controlled Entity has participated, now participates or will participate in any Plan or Multiemployer Plan, the Borrower covenants that it and any such Commonly Controlled Entity will deliver to the Administrative Agent: (i) promptly and in any event within 10 days after it knows or has reason to know of the occurrence of a Reportable Event with respect to a Plan, a copy of any materials required to be filed with the PBGC with respect to such Reportable Event, together with a statement of the chief financial officer of the Borrower setting forth details as to such Reportable Event and the action which the Borrower proposes to take with respect thereto; (ii) at least 10 days prior to the filing by any plan administrator of a Plan of a notice of intent to terminate such Plan, a copy of such notice; (iii) promptly upon the reasonable request of the Administrative Agent, and in no event more than 10 days after such request, copies of each annual report on Form 5500 that is filed with the Internal Revenue Service, together with certified financial statements for the Plan (if any) as of the end of such year and actuarial statements on Schedule B to such Form 5500; (iv) promptly and in any event within 10 days after it knows or has reason to know of any event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, a statement of the chief financial officer of the Borrower describing such event or condition; (v) promptly and in no event more than 10 days after its or any Commonly Controlled Entity’s receipt thereof, the notice concerning the imposition of any withdrawal liability under section 4202 of ERISA; and (vi) promptly after receipt thereof, a copy of any notice the Borrower or any Commonly Controlled Entity may receive from the PBGC or the Internal Revenue Service with respect to any Plan or Multiemployer Plan; provided, however, that this Section 5.9 shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service.

5.10. Environmental Covenants.

5.10.1. The Borrower will maintain an environmental management system that is designed (A) to monitor the Borrower’s and its Subsidiaries’ compliance with Environmental and Safety Laws, and (B) to minimize the Borrower’s and its Subsidiaries’ exposure to liabilities under Environmental and Safety Laws, including, but not limited to, the Borrower’s and its Subsidiaries’ exposure to liabilities under contracts or agreements with its customers or partners. In addition, the environmental management system shall ensure that the Borrower’s and its Subsidiaries’ potential exposures to liabilities under Environmental and Safety Laws are adequately insured against pursuant to Section 5.5.

5.10.2. The Borrower will immediately notify the Administrative Agent of and provide the Administrative Agent with copies of any notifications of violations or notifications of discharges or releases or threatened releases or discharges of a Hazardous Materials on, upon, into or from any property of the Borrower or any Subsidiary, or any property where the Borrower or its Subsidiaries is conducting operations, which are received or are given or required to be given by or on behalf of the Borrower or any of its Subsidiaries to any federal, state or local governmental agency or authority if any of the foregoing may materially and adversely affect the Borrower or any of its Subsidiaries. Copies of such notifications shall be delivered to the Administrative Agent at the same time as they are delivered to the governmental agency or authority.

5.10.3. The Borrower further agrees promptly to undertake and pursue diligently to completion, or to cause its Subsidiaries to undertake and pursue diligently to completion, any appropriate and legally required remedial containment and cleanup action in the event of any release or discharge or threatened release or discharge of a Hazardous Material in violation of applicable law on, upon, into or from any property of the Borrower or any Subsidiary.

5.10.4. At all times, the Borrower will maintain and retain, or cause its Subsidiaries to maintain and retain, to the extent legally required, complete and accurate records of all releases, discharges or other disposal of Hazardous Materials on, onto, into or from (A) any Property of the Borrower or any Subsidiary, or (B) any Property on or adjacent to which the Borrower or any of its Subsidiaries conducts operations (each, a “Third Party Property”) if such releases, discharges, or other disposal on Third Party Properties is caused by the Borrower or any of its Subsidiaries or any Person under its control or acting on its behalf and to the extent such failure to maintain such records would have a material adverse effect on the business, condition (financial or otherwise) or operations of the Borrower and its Subsidiaries, taken as a whole.

5.11. Maintenance of Collateral; Pledge of Additional Collateral.

5.11.1. The Borrower will, and will cause SMF to, grant to the Collateral Agent an Acceptable Security Interest in each item or type of Property included in the Collateral; provided, however, that prior to the occurrence of any Default or Matured Default, the Borrower and its Subsidiaries will not be required to take steps to perfect the Collateral Agent’s Liens on deposit accounts, trademarks, patents, promissory notes, instruments, Rolling Stock or other Personal Property Collateral as to which perfection is not accomplished by the filing of one or more UCC financing statements.

5.11.2. Within thirty (30) days after any other Person becomes a Subsidiary, (a) cause such Person to (i) become a Guarantor by executing and delivering to the Administrative Agent a Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose, (ii) deliver to the Administrative Agent documents of the types referred to in Section 3.1 and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)), all in form, content and scope reasonably satisfactory to the Administrative Agent, and (iii) execute such Collateral Documents as the Collateral Agent or the Majority Banks may reasonably request, in each case to secure the Obligations, and (b) cause the immediate parent of such Subsidiary to pledge 100% of the Equity Interest in such Subsidiary to secure the Obligations and provide such legal opinions relating thereto as the Administrative Agent may reasonably request, along with share certificates pledged thereby and appropriately executed stock powers in blank.

5.11.3. Within 60 days following the Effective Date, the Borrower shall cause SMF to execute and deliver to the Collateral Agent such amendments to existing Mortgages, in recordable form, as may be required by the Collateral Agent in the reasonable exercise of its sole discretion in order to reflect of record that such Mortgages secure all of the Obligations hereunder.

6.	FINANCIAL COVENANTS

So long as the Loans or any amount under any Loan Document shall remain unpaid, any Bank shall have any Commitment, or there shall exist any Outstanding Credit Exposure, the Borrower covenants as follows:

6.1. Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio, determined as of the last day of each fiscal quarter beginning with the fiscal quarter ending March 31, 2015, for the four fiscal quarters then ended, to be less than 1.10 to 1.00.

6.2. Leverage Ratio. The Borrower will not permit the Leverage Ratio, determined as of the last day of each fiscal quarter beginning with the fiscal quarter ending March 31, 2015, to be greater than 3.25 to 1.00.

7.	NEGATIVE COVENANTS

So long as the Loans or any amount under any Loan Document shall remain unpaid, any Bank shall have any Commitment, or there shall exist any Outstanding Credit Exposure:

7.1. Liens. The Borrower will not and will not permit any Subsidiary to create, assume or suffer to exist any Lien upon any of its properties or assets, whether now owned or hereafter acquired, or any income, participation, royalty or profits therefrom (whether or not provision is made for the equal and ratable securing of the Obligations in accordance with the provisions of Section 5.3), except:

(a) Excepted Liens;

(b) Liens securing the Obligations and, so long as such Liens are subject to the terms of the Prudential Intercreditor Agreement, the Prudential Obligations;

(c) Liens in existence on the date hereof as set forth on Schedule 7.1 hereto;

(d) Liens on the Properties of any Subsidiary acquired pursuant to a Permitted Acquisition, provided that the Indebtedness secured thereby is permitted under Section 7.2(g); and

(e) Liens on fixed or capital assets acquired by the Borrower or any Subsidiary after the Effective Date and securing purchase money Indebtedness, provided that (i) the total Indebtedness at any time secured by all such Liens, together with any other Indebtedness not otherwise permitted under Sections 7.2(a) through (f) and Section 7.2(h), shall not exceed the limitations set forth in Section 7.2(g); (ii) such Liens do not at any time encumber any Property other than the Property specifically financed by such Indebtedness (other than the proceeds and products thereof); (iii) in the event such Indebtedness is owed to any Person with respect to financing of more than one lease or purchase of any fixed or capital assets, such Liens may secure all such Indebtedness and may apply to all such fixed or capital assets financed by such Person; and (iv) the Borrower and its Subsidiaries shall not be required to grant a Lien in favor of the Collateral Agent in any Property which is subject to a Lien of the type described in this subsection pursuant to documents that prohibit the Borrower or any of its Subsidiaries from granting any other Liens in such Property.

7.2. Debt. The Borrower will not and will not permit any Subsidiary to create, incur, assume or suffer to exist any Indebtedness, except:

(a) Obligations of the Borrower and each Guarantor under this Agreement, the Guaranties and any other Loan Documents;

(b) Swap Obligations of the Borrower or any Subsidiary owing to any Bank (or any Affiliate of a Bank) or to any other counterparty acceptable to the Administrative Agent;

(c) Indebtedness under any Treasury Management Agreement;

(d) Indebtedness of any Subsidiary to the Borrower or a Wholly Owned Subsidiary;

(e) the Prudential Obligations and any refinancings, extensions, renewals or replacements thereof, to the extent the principal amount of the Prudential Obligations (or refinancing thereof) is not increased and the documents governing any refinancing of the Prudential Obligations do not contain terms, conditions, covenants and events of default which are more restrictive than those contained in the Prudential Note Documents;

(f) Indebtedness of any Guarantor under the Prudential Note Guaranties, so long as the Prudential Intercreditor Agreement is in effect;

(g) other Indebtedness not to exceed $100,000,000 in the aggregate at any time outstanding (such other Indebtedness may include Indebtedness of any Subsidiary acquired pursuant to a Permitted Acquisition, provided, however, that such Indebtedness shall not have been incurred in contemplation of such Acquisition and in no case shall any such Indebtedness remain in effect for a period of time beyond the maturity date of such Indebtedness in place when such Subsidiary was acquired); and

(h) existing Indebtedness described on Schedule 7.2 hereto and any refinancings, extensions, renewals or replacements of such Indebtedness to the extent the documents governing such refinanced Indebtedness do not contain terms, conditions, covenants and events of default which, taken collectively, are materially more restrictive than those contained in the documents governing such Indebtedness as of the Effective Date.

7.3. Loans, Advances and Investments. The Borrower will not and will not permit any Subsidiary to make or permit to remain outstanding any loan or advance to, or extend credit other than credit extended in the normal course of business to any Person who is not an Affiliate of the Borrower to, or own, purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, or make any Acquisition, or commit to do any of the foregoing, except:

(a) investments in, loans or advances to, or contributions to any Wholly Owned Subsidiary, and loans or advances by any Wholly Owned Subsidiary to the Borrower or any other Wholly Owned Subsidiary;

(b) obligations backed by the full faith and credit of the United States (whether issued by the United States or an agency thereof), and obligations guaranteed by the United States, in each case which mature within one year from the date acquired;

(c) demand and time deposits with, or certificates of deposit issued by, any commercial bank or trust company (A) organized under the laws of the United States or any of its states or having branch offices therein, (B) having equity capital in excess of $250,000,000 and (C) which issues either (1) senior debt securities rated A or better by S&P, or by Moody’s or (2) commercial paper rated A-1 by S&P or Prime-1 by Moody’s, in each case payable in the United States in Dollars, in each case which mature within one year from the date acquired;

(d) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(e) readily marketable commercial paper rated as A-1 or better by S&P or Prime-1 or better by Moody’s (or, in either case, an equivalent rating from another nationally recognized credit rating agency) and maturing not more than 270 days from the date acquired;

(f) bonds, debentures, notes or similar debt instruments issued by a state or municipality given a “AA” rating or better by S&P or an equivalent rating by another nationally recognized credit rating agency and maturing not more than one year from the date acquired;

(g) negotiable instruments endorsed for collection in the ordinary course of business;

(h) loans or advances to its or its Subsidiaries’ employees on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $1,000,000 in the aggregate at any one time outstanding;

(i) notes payable, or stock or other securities issued by account debtors of Receivables to the Borrower or any of its Subsidiaries pursuant to negotiated agreements with respect to settlement of such Receivables in the ordinary course of business, consistent with past practices;

(j) other investments not to exceed $3,000,000 (in addition to short term investment of cash on hand from time to time in the Borrower’s operating account) in the aggregate for reasonable business purposes;

(k) investments in the form of Swap Agreements permitted by Section 7.2(b); and

(l) any Acquisition not otherwise prohibited hereunder so long as in each case:

i. the target of such Acquisition is in the same line of business as the Borrower or any business that is substantially similar, related or incidental thereto;

ii. no Default or Matured Default exists at the time of such Acquisition or would result from such Acquisition;

iii. the Borrower’s pro forma Leverage Ratio upon consummation of such Acquisition does not exceed 3.00 to 1.00;

iv. the Borrower has delivered to the Banks written notice of the intended Acquisition and a copy of the information provided to the board of directors of the Borrower not less than ten (10) days prior to the consummation of such Acquisition;

v. not less than ten (10) days prior to the consummation of such Acquisition, the Borrower provides the Administrative Agent with a certification, in form and substance satisfactory to the Administrative Agent, demonstrating that upon the consummation of such Acquisition, the Borrower will be in compliance with clause (iii) above and in pro forma compliance with the financial covenant set forth in Section 6.1, calculated in each case as if such Acquisition had been made on the last date of the most recent fiscal quarter for which financial statements of the Borrower have been provided under Section 5.1;

vi. neither the Borrower nor any Subsidiary shall, as a result of or in connection with any such Acquisition, assume or incur any direct or contingent Indebtedness of the Person being acquired (except for Indebtedness permitted under the terms of Section 7.2(g));

vii. such Acquisition is not hostile and is otherwise approved by the Equity Interest holders or the board of directors or other equivalent governing body of the target of the Acquisition; and

viii. if (A) the Acquisition is an Acquisition of the Equity Interests of a Person, the Acquisition is structured so that the acquired Person will become a Subsidiary of the Borrower and will comply with the provisions of Section 5.11.2, and (B) if the Acquisition is an Acquisition of assets, the Acquisition is structured so that the Borrower or a Guarantor will acquire such assets.

Notwithstanding the foregoing, no Subsidiary shall acquire any Equity Interests of the Borrower, except as a result of participant directed investments in such Subsidiary’s nonqualified capital accumulation plans.

7.4. Sale of Stock and Indebtedness of Subsidiaries. The Borrower will not and will not permit any Subsidiary to sell or otherwise dispose of, or part with control of, any Equity Interests or Indebtedness of any Subsidiary, except (i) to the Borrower or a Wholly Owned Subsidiary or (ii) that all Equity Interests and Indebtedness of any Subsidiary may be sold for at least 75% cash consideration and for fair value (as determined in good faith by the Board of Directors of the Borrower) at the time of sale of the Equity Interests and Indebtedness so sold; provided that (A) such sale or other disposition is treated as a Transfer of assets of such Subsidiary and is permitted by Section 7.6 and (B) at the time of such sale or other disposition, such Subsidiary shall not own, directly or indirectly, any Equity Interests or Indebtedness of any other Subsidiary (unless all of the Equity Interests and Indebtedness of such other Subsidiary owned, directly or indirectly, by the Borrower and all Subsidiaries are simultaneously being sold as permitted by this Section 7.4). Notwithstanding the foregoing, in no event may the Borrower or any Existing Subsidiary Transfer its Equity Interests in any Existing Subsidiary (except for Transfers to the Borrower or a Wholly Owned Subsidiary) without the consent of all of the Banks. If requested by the Borrower in order to facilitate the sale or disposition of Equity Interests of any Subsidiary which is permitted to be made under the terms of this Section 7.4 and Paragraph 6E of the Prudential Agreement, the Collateral Agent shall release its Lien on the Equity Interests to be Transferred and the Administrative Agent shall release the applicable Subsidiary from its Guaranty, and the Banks hereby authorize the Collateral Agent and the Administrative Agent to deliver such releases.

7.5. Merger and Consolidation; Subsidiaries. The Borrower will not and will not permit any Subsidiary to merge or consolidate with or into any other Person, except that:

(a) any Subsidiary may merge or consolidate with or into the Borrower provided that the Borrower is the continuing or surviving corporation;

(b) any Subsidiary may merge or consolidate with or into a Wholly Owned Subsidiary provided that such Wholly Owned Subsidiary is the continuing or surviving corporation;

(c) the Borrower may consolidate or merge with any other corporation if (i) the Borrower is the continuing or surviving corporation and is a solvent corporation duly organized and existing under the laws of any state of the United States, or the District of Columbia, with substantially all of its assets located and substantially all of its operations conducted within the United States, and such continuing or surviving corporation expressly assumes, by a written agreement satisfactory in form and substance to the Majority Banks (which agreement may require, in connection with such assumption, the delivery of such opinions of counsel as the Majority Banks may reasonably require), the obligations of the Borrower under this Agreement and the other Loan Documents, including all covenants herein and therein contained, and such successor or acquiring entity shall succeed to and be substituted for the Borrower with the same effect as if it had been named herein as a party hereto, (ii) no Default or Matured Default exists before or after such merger or consolidation, (iii) the Borrower’s pro forma Leverage Ratio upon consummation of such consolidation or merger does not exceed 3.00 to 1.00, and (iv) the core managers of the Borrower prior to the merger or consolidation shall be the core managers of the continuing or surviving entity;

(d) any Subsidiary may merge or consolidate with any other corporation, provided that, immediately after giving effect to such merger or consolidation (i) a Wholly Owned Subsidiary shall be the continuing or surviving corporation, (ii) no Default or Matured Default exists before or after such merger or consolidation and (iii) the Borrower’s pro forma Leverage Ratio upon consummation of such consolidation or merger does not exceed 3.00 to 1.00; and

(e) the Borrower or any Subsidiary may enter into a merger or consolidation in connection with an Acquisition permitted by Section 7.3(l).

Notwithstanding anything to the contrary in this Section 7.5, any surviving or newly acquired or created Subsidiary or Wholly Owned Subsidiary shall continue to be or shall become a Guarantor hereunder at the time of consummation of the merger or consolidation or acquisition of such Subsidiary.

7.6. Transfer of Properties. The Borrower will not and will not permit any Subsidiary to Transfer, or agree or otherwise commit to Transfer, any of its Properties except that:

(a) any Subsidiary may Transfer assets to the Borrower or a Wholly Owned Subsidiary;

(b) the Borrower or any Subsidiary may collect its Receivables and sell inventory in the ordinary course of business;

(c) the Borrower and any Subsidiary may sell investments permitted by Section 7.3; and

(d) the Borrower or any Subsidiary may otherwise Transfer Properties, provided that after giving effect thereto the aggregate value of any Properties Transferred during the 12 consecutive months immediately preceding such Transfer does not exceed 5% of Consolidated Tangible Assets as of the end of the fiscal quarter immediately preceding such Transfer, provided, however, that the aggregate purchase price paid within 90 days after any such Transfer for similar assets within the United States that are not subject to Liens (other than Permitted Liens) for borrowed money other than pursuant to this Agreement (before or after acquisition) will be deducted in determining this 5% limit.

Notwithstanding the foregoing, in no event may the Borrower or any Subsidiary Transfer any Mortgaged Property without the consent of the Majority Banks. If requested by the Borrower in order to facilitate any Transfer which is permitted to be made under the terms of this Section 7.6 and Paragraph 6G of the Prudential Agreement or which has otherwise been consented to by the requisite Banks and Prudential, the Collateral Agent shall release its Lien on the Property or Properties to be Transferred, and the Banks hereby authorize the Collateral Agent to deliver such release.

7.7. Sale or Discount of Receivables. The Borrower will not and will not permit any Subsidiary to sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its Receivables.

7.8. Related Party Transactions. The Borrower will not and will not permit any Subsidiary to directly or indirectly, purchase, acquire or lease any Property from, or sell, transfer or lease any property to any Related Party except upon terms that are no less favorable to the Borrower or such Subsidiary, as the case may be, than those that could be obtained in an arm’s-length transaction with an unrelated third party; provided that the foregoing shall not apply to (A) any transaction between the Borrower and any Wholly Owned Subsidiary or between Wholly Owned Subsidiaries and (B) any sales to, or purchases from, any such Related Party of shares of common stock for cash consideration equal to the fair market value thereof (except pursuant to stock option, stock appreciation and similar stock-based compensation, incentive and bonus plans for directors, management or employees of the Borrower and its Subsidiaries that have been approved by a majority of the Borrower’s outside directors or the Compensation Committee of the Board of Directors of the Borrower).

7.9. Issuance of Stock by Subsidiaries. The Borrower will not permit any Subsidiary (either directly, or indirectly by the issuance of rights or options for, or securities convertible into, such shares) to issue, sell or dispose of any of its Equity Interests except (i) for directors’ qualifying shares or other shares issued to comply with local ownership legal requirements (but not in excess of the minimum number of shares necessary to satisfy such requirement), and (ii) to the Borrower or a Wholly Owned Subsidiary.

7.10. Subsidiary Restrictions. The Borrower will not and will not permit any Subsidiary to enter into, or be otherwise subject to, any contract, agreement or other binding obligation that directly or indirectly limits the amount of, or otherwise restricts (i) the payment to the Borrower of dividends or other redemptions or distributions with respect to its capital stock by any Subsidiary, (ii) the repayment to the Borrower by any Subsidiary of intercompany loans or advances, or (iii) other intercompany transfers to the Borrower of property or other assets by Subsidiaries.

7.11. Change of Business.

7.11.1. The Borrower will not change, and will not permit any Subsidiary to change, in any material respect the nature of its business or operations from the business conducted by the Borrower and its Subsidiaries on the date hereof and will not engage, and will not permit any Subsidiary to engage directly or indirectly in any material business activity, or purchase or otherwise acquire any material Property, in either case not directly related to the conduct of its current business or operations or any business that is substantially similar, related or incidental thereto.

7.11.2. The Borrower will not permit SCS to acquire or own any Property not held by it on the Effective Date.

7.12. Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to:

(a) declare, make, pay, or become obligated to make or pay, any dividend or other distribution (whether in cash, securities or other Property) on any Equity Interest in the Borrower or any of its Subsidiaries, except that (i) the Borrower may declare and pay dividends on its Equity Interests payable solely in additional shares of its common stock, (ii) Subsidiaries may declare and pay dividends or make distributions ratably on their Equity Interests, (iii) the Borrower may make payments pursuant to and in accordance with stock option, stock appreciation and similar stock-based compensation, incentive and bonus plans for directors, management or employees of the Borrower and its Subsidiaries that have been approved by a majority of the Borrower’s outside directors or the Compensation Committee of the Board of Directors of the Borrower, and (iv) the Borrower may declare and pay cash dividends on shares of its outstanding Equity Interests so long as (A) no Default or matured Default has occurred and is continuing at the time of such declaration or payment, and (B) after making such payment, the Borrower would be in pro-forma compliance with each of the financial covenants set forth in Section 6, calculated as if such payment had been made on the last date of the most recent fiscal quarter for which financial statements of the Borrower have been provided under Section 5.1; or

(b) make any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Subsidiary, except that: (i) the Borrower may purchase, redeem, retire, acquire, cancel or terminate any of its Equity Interests up to the aggregate amount of $50,000,000, provided that (A) the Borrower’s pro forma Leverage Ratio following any such transaction shall be less than or equal to 2.75 to 1.00 and (B) the Borrower’s pro forma Available Liquidity following any such transaction shall be greater than or equal to $30,000,000; and (ii) the Borrower may make purchases of Equity Interests in the Borrower pursuant to and in accordance with stock option, stock appreciation and similar stock-based compensation, incentive and bonus plans for directors, management or employees of the Borrower and its Subsidiaries that have been approved by a majority of the Borrower’s outside directors or the Compensation Committee of the Board of Directors of the Borrower; or

(c) make any payment (other than a scheduled payment) of principal on the Prudential Term Notes or any other Indebtedness for borrowed money if at the time of any such payment there exists any Default or Matured Default or if the making of such payment would result in or give rise to a Default or Matured Default; provided that, prior to making any such payment, the Borrower provides the Administrative Agent with a certification, in form and substance satisfactory to the Administrative Agent, demonstrating that immediately following the making of such payment, the Borrower will be in pro-forma compliance with each of the financial covenants set forth in Section 6, calculated as if such payment had been made on the last date of the most recent fiscal quarter for which financial statements of the Borrower have been provided under Section 5.1.

7.13. Most Favored Lender Status.

7.13.1. The Borrower will not enter into or permit any amendment to the Prudential Agreement or any other Prudential Note Document to include one or more Additional Covenants or Additional Defaults, unless prior written consent to such amendment shall have been obtained from the Majority Banks; provided, however, in the event that any such amendment shall be entered into without the prior written consent of the Majority Banks, the terms of this Agreement shall, without any further action on the part of the Borrower, the Majority Banks or the Administrative Agent, be deemed to be amended automatically to include each Additional Covenant and each Additional Default contained in such amendment. The Borrower further covenants to promptly execute and deliver at its expense (including the reasonable fees and expenses of counsel for the Banks and the Administrative Agent) an amendment to this Agreement in form and content satisfactory to the Majority Banks evidencing the amendment of this Agreement to include such Additional Covenants and Additional Defaults to which the Majority Banks granted consent, provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this Section 7.13.1, but shall merely be for the convenience of the parties hereto.

7.13.2. The Borrower will not enter into or amend any agreement governing or evidencing Indebtedness for borrowed money (other than the Prudential Agreement and other than Capital Leases) in a principal amount committed or outstanding of $10,000,000 or more under one agreement, or a series of related agreements, that includes one or more Additional Covenants or Additional Defaults (other than covenants pertaining to the conversion of such Indebtedness to equity), unless prior to entering into such agreement or amendment, (i) the Borrower offered such Additional Covenant or Additional Default to the Banks and (ii) if the Majority Banks have accepted such Additional Covenant or Additional Default, the Borrower has executed and delivered at its expense (including the reasonable fees and expenses of counsel for the Banks and the Administrative Agent) an amendment to this Agreement to include such Additional Covenants and Additional Defaults in this Agreement, provided that in no event shall the Borrower enter into or amend any agreement to restrict payments on the Obligations or restrict the ability of the Borrower to enter into amendments and modifications of this Agreement or the other Loan Documents without the prior written consent of the Majority Banks; provided, further, in the event that the Borrower or any Subsidiary shall enter into, assume or otherwise become bound by or obligated under any such agreement that includes Additional Covenants or Additional Defaults, without executing and delivering such amendment to this Agreement, the terms of this Agreement shall, without any further action on the part of the Borrower, the Majority Banks or the Administrative Agent, be deemed to be amended automatically to include each Additional Covenant and each Additional Default contained in such agreement.

7.14. Sanctions. The Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Sanctioned Person or in any Sanctioned Country, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise).

8.	EVENTS OF DEFAULT

8.1. Acceleration. If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

8.1.1. the Borrower shall fail to pay principal of any Loan (including any mandatory prepayment required by Section 2.11.2) or to reimburse any drawing under any Letter of Credit as and when the same becomes due and payable, either by the terms thereof or otherwise as herein provided; or

8.1.2. the Borrower shall fail to pay any interest on any Note or any fee, expense or other amount due under this Agreement and such failure shall continue for more than three (3) days after the date due; or

8.1.3. the Borrower or any Subsidiary shall default (whether as primary obligor or as guarantor or other surety) in any payment of principal of or interest on any other obligation for money borrowed (or any Capitalized Lease Obligation, any obligation under a conditional sale or other title retention agreement, any obligation issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage or any obligation under notes payable or drafts accepted representing extensions of credit) beyond any period of grace provided with respect thereto, or the Borrower or any Subsidiary shall fail to perform or observe any other agreement, term or condition contained in any agreement under which any such obligation is created (or if any other event thereunder or under any such agreement shall occur and be continuing) and the effect of such failure or other event is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due (or to be repurchased by the Borrower or any Subsidiary) prior to any stated maturity; provided that the aggregate amount of all obligations as to which such a payment default shall occur and be continuing or such a failure or other event causing or permitting acceleration (or resale to the Borrower or any Subsidiary) shall occur and be continuing exceeds $5,000,000 or the equivalent amount in other currencies; or

8.1.4. any representation or warranty made by the Borrower herein or by the Borrower or any of its officers in any writing furnished in connection with or pursuant to this Agreement shall be false in any material respect on the date as of which made; or

8.1.5. the Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 5, 6 or 7 (provided, however, to the extent the Borrower’s compliance with any term, covenant or agreement contained in Sections 5, 6 or 7 is based upon the Borrower’s response to any request for information made by any Agent or Bank or upon any determination to be made at the discretion of any Agent or the Banks, the Borrower shall have a reasonable period, not to exceed 10 days, in which to comply with such request or determination); or

8.1.6. the Borrower shall fail to perform or observe any other term, covenant, agreement or condition contained herein or in any Collateral Document or other Loan Document (other than a Default of the type described in Section 8.1.5) and such failure shall not be remedied within 30 days after the Borrower obtains actual knowledge thereof; or

8.1.7. the Borrower or any Subsidiary shall make an assignment for the benefit of creditors or shall generally not pay its debts as such debts become due; or

8.1.8. any decree or order for relief in respect of the Borrower or any Subsidiary shall be entered under any Debtor Relief Laws of any jurisdiction; or

8.1.9. the Borrower or any Subsidiary shall petition or apply to any tribunal for, or consent to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of the Borrower or any Subsidiary, or of any substantial part of the assets of the Borrower or any Subsidiary, or shall commence a voluntary case under any Debtor Relief Law or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Subsidiary) relating to the Borrower or any Subsidiary under any Debtor Relief Laws; or

8.1.10. any such petition or application shall be filed, or any such proceedings shall be commenced, against the Borrower or any Subsidiary and the Borrower or such Subsidiary by any act shall indicate its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree shall be entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

8.1.11. any order, judgment or decree shall be entered in any proceedings against the Borrower decreeing the dissolution of the Borrower and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

8.1.12. any order, judgment or decree shall be entered in any proceedings against the Borrower or any Subsidiary decreeing a split-up of the Borrower or such Subsidiary which requires the divestiture of assets representing a substantial part, or the divestiture of the stock of a Subsidiary whose assets represent a substantial part, of the consolidated assets of the Borrower and its Subsidiaries (determined in accordance with GAAP) or which requires the divestiture of Properties or stock of a Subsidiary, which shall have contributed a substantial part of the consolidated net income of the Borrower and its Subsidiaries (determined in accordance with GAAP) for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

8.1.13. one or more judgments or orders for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against the Borrower or any Subsidiary and either (i) enforcement proceedings to attach or levy against any assets of Borrower or such Subsidiary shall have been commenced by any creditor upon any such judgment or order, which proceedings are not promptly stayed; or (ii) such judgment or order remains in effect unsatisfied and unstayed for more than 60 days after entry thereof; or

8.1.14. (A) any Plan shall fail to satisfy the minimum funding standard of ERISA or the Code for any plan year or part thereof or a waiver of such standard is sought or granted under Section 412 of the Code, (B) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA Section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Borrower or any Commonly Controlled Entity that a Plan may become a subject of such proceedings, (C) the aggregate “amount of unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $1,000,000, (D) the Borrower or any Commonly Controlled Entity shall have incurred or is reasonably expected to incur any material liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (E) the Borrower or any Commonly Controlled Entity withdraws from any Multiemployer Plan which creates an obligation of Borrower in excess of $1,000,000, or (F) the Borrower or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would materially increase the liability of the Borrower or any Subsidiary thereunder; or

8.1.15. any Collateral Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all of the Obligations, shall cease to be in full force and effect and the Borrower or Subsidiary party thereto shall fail to cure the same within 10 days of written demand by the Collateral Agent, or the Borrower or any Subsidiary purports to revoke, terminate or rescind any Collateral Document; or

8.1.16. any provision of any Guaranty, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all of the Obligations, shall cease to be valid and binding on the Guarantor party thereto other than satisfaction in full of all of the Obligations and such Guarantor shall fail to cure the same within 10 days of written demand by the Administrative Agent, or a Guarantor shall so state in writing; or

8.1.17. (i) the Borrower shall fail to pay any Prudential Term Notes when due; (ii) the Borrower shall default in the performance of any term, provision or conditions contained in the Prudential Agreement, or any other event shall occur or condition exist, the effect of which is to cause or permit the holder or holders of the Prudential Term Notes to cause the Prudential Term Notes to become due prior to their stated maturity; or (iii) the Prudential Term Notes shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment or as a result of the sale of an asset securing such Prudential Term Notes) prior to the stated maturity thereof; or

8.1.18. the Borrower or any Subsidiary shall (i) fail to pay when due any Swap Obligations owing to any Bank or any Affiliate of a Bank and such failure shall continue beyond any period of grace provided with respect thereto, or (ii) breach any term, provision or condition contained in any Swap Agreement with any Bank or any Affiliate of a Bank and the effect of such failure or other event is to cause such Swap Agreement to be terminated or the related Swap Obligation to be declared or to become immediately due and payable;

8.1.19. the Borrower or any Subsidiary shall (i) fail to pay when due any Swap Obligations owing to any counterparty other than a Bank or Affiliate of a Bank and such failure shall continue beyond any period of grace provided with respect thereto, or (ii) breach any term, provision or condition contained in any Swap Agreement with any counterparty other than a Bank or Affiliate of a Bank and the effect of such failure or other event is to cause such Swap Agreement to be terminated or the related Swap Obligation to be declared or to become immediately due and payable; provided that the aggregate Swap Obligations as to which such a payment default shall occur and be continuing or such a failure or other event causing or permitting acceleration shall occur and be continuing exceeds $5,000,000 or the equivalent amount in other currencies;

then, and in any such event, the Administrative Agent shall at the request of, or may, with the consent of, the Majority Banks, by written notice to the Borrower, (1) declare the Commitments to be terminated, whereupon the same shall forthwith terminate; (2) declare the outstanding Notes, all interest thereon, and all other Obligations arising hereunder or any other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest, and all such other Obligations shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by the Borrower; (3) demand that the Borrower immediately pay to the Administrative Agent the full amount then available for drawing under each or any Letter of Credit to be held by the Administrative Agent as collateral for the L/C Obligations pursuant to such documentation that the Administrative Agent may reasonably request, and the Borrower agrees to immediately make such payment and acknowledges and agrees that the Banks would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Administrative Agent, for the benefit of the Banks, shall have the right to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit; and (4) if such event is an event as specified in subsection 8.1.7., 8.1.8., 8.1.9., or 8.1.10. of this Section 8.1 with respect to the Borrower, the Commitments shall be automatically terminated and all of the Notes at the time outstanding shall automatically become immediately due and payable at par together with interest accrued thereon, if any, with respect to each Note, without presentment, demand, protest or notice of any kind (including, without limitation, notice of intent to accelerate and notice of acceleration of maturity), all of which are hereby waived by the Borrower.

8.2. Remedies. Upon the occurrence and during the continuance of any Matured Default, the Administrative Agent shall at the request of, or may with the consent of, the Majority Banks proceed to enforce its rights and remedies under the Collateral Documents, this Agreement, and any other Loan Document for the ratable benefit of the Secured Parties by appropriate proceedings. Upon the occurrence and during the continuance of any Matured Default, each Bank is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, such Bank’s Note or any other Loan Document, irrespective of whether or not the Administrative Agent or such Bank shall have made any demand under this Agreement or such Bank’s Note or such other Loan Document and although such obligations may be unmatured. Each Bank agrees promptly to notify the Borrower (with a copy to the Administrative Agent) after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Bank under this Section 8.2 are in addition to other rights and remedies (including other rights of setoff) which such Bank may have.

8.3. Other Remedies. If any Default or Matured Default shall occur and be continuing, each Bank may proceed to protect and enforce its rights under this Agreement and the Notes by exercising such remedies as are available to such Bank in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement. No remedy conferred in this Agreement upon any Bank is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

8.4. Application of Proceeds. From and during the continuance of any Matured Default, any monies or property actually received by the Administrative Agent or the Collateral Agent pursuant to this Agreement or any other Loan Document, the exercise of any rights or remedies under any Collateral Document or any other agreement with the Borrower or any Subsidiary which secures any of the Obligations, shall be applied in the following order (subject to the applicable sharing provisions of the Prudential Intercreditor Agreement and subject to Section 2.22.5):

(a) First, to payment of the reasonable expenses, liabilities, losses, costs, duties, fees, charges or other moneys whatsoever (together with interest payable thereon) as may have been paid or incurred in, about or incidental to any sale or other realization of Collateral, including reasonable compensation to the Administrative Agent and its agents and counsel;

(b) Second, to the payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit fees) payable to the Administrative Agent, the Collateral Agent, the Banks and the L/C Issuer (including fees, charges and disbursements of counsel and amounts payable under Sections 2.17, 2.18, 2.19 and 2.20), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

(c) Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and interest on the Loans and L/C Obligations and fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Specified Swap Agreement with any Bank or any Affiliate of a Bank, ratably among the Banks (and, in the case of such Specified Swap Agreements, Affiliates of Banks) and the L/C Issuer in proportion to the respective amounts described in this clause Third held by them, provided that Excluded Swap Obligations with respect to any Guarantor or the Borrower shall not be paid from amounts received from such Guarantor or the Borrower or from any Collateral of such Guarantor or the Borrower;

(d) Fourth, to (i) payment of that portion of the Obligations constituting unpaid principal of the Loans and outstanding obligations of the Borrower for drawings under Letters of Credit, (ii) payment of breakage, termination or other payments, and any interest accrued thereon, due under any Specified Swap Agreements with any Bank or any Affiliate of a Bank, (iii) payments of amounts due under any Treasury Management Agreement between the Borrower or any Guarantor and any Bank or any Affiliate of a Bank, and (iv) cash collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Banks (and, in the case of such Specified Swap Agreements and Treasury Management Agreements, Affiliates of Banks) and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them, provided that Excluded Swap Obligations with respect to any Guarantor or the Borrower shall not be paid from amounts received from such Guarantor or the Borrower or from any Collateral of such Guarantor or the Borrower;

(e) Fifth, to the ratable payment of any other Obligations then due and payable; and

(f) Sixth, any excess after payment in full of all Obligations shall be paid to the Borrower or to such other Person who may be lawfully entitled to receive such excess.

Amounts used to cash collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

9.	AGENCY PROVISIONS

9.1. Authorization and Action. Each Bank hereby appoints BOKF to act on its behalf as the Administrative Agent and Collateral Agent hereunder and under the other Loan Documents and authorizes each Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The duties of each Agent shall be mechanical and administrative in nature, and neither Agent shall by reason of this Agreement be a trustee or fiduciary for any Bank. Neither Agent shall have any duties or responsibilities except those expressly set forth herein or in the Prudential Intercreditor Agreement. As to any matters not expressly provided for by this Agreement (including enforcement or collection of the Obligations), neither Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or so refraining from acting) upon the instructions of the Majority Banks, and such instructions shall be binding upon all Banks and all holders of Notes; provided, however, that neither Agent shall be required to take any action which exposes such Agent to personal liability or which is contrary to this Agreement or applicable law.

9.2. Liability of Agents. Neither of the Agents nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement in the absence of its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Agent (1) may treat the payee of any Note as the holder thereof until such Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to such Agent; (2) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts; (3) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties, or representations made in or in connection with this Agreement; (4) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants, or conditions of this Agreement on the part of the Borrower, or to inspect the Properties (including the books and records) of the Borrower and its Subsidiaries; (5) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, perfection, sufficiency, or value of this Agreement or any other instrument or document furnished pursuant thereto; and (6) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate, or other instrument or writing (which may be sent by telegram, telex, or facsimile transmission) believed by it to be genuine and signed or sent by the proper party or parties.

9.3. Rights of Agent as a Bank. With respect to its Commitment, the Loans made by it and the Note issued to it, each Agent shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not an Agent; and the term “Bank” or “Banks” shall, unless otherwise expressly indicated, include each Agent in its individual capacity. Each of the Agents and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any Subsidiary, all as if such Agent were not an Agent and without any duty to account therefor to the Banks.

9.4. Independent Credit Decisions. Each Bank acknowledges that it has, independently and without reliance upon the Agents or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon either Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Except for notices, reports and other documents and information expressly required to be furnished to the Administrative Agent by the Borrower or any Subsidiary hereunder or under any other Loan Document (each of which the Administrative Agent shall promptly upon receipt provide to each Bank), the Administrative Agent shall have no duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower or any of its Subsidiaries (or any of their Affiliates) which may come into the possession of the Administrative Agent or any of its Affiliates.

9.5. Indemnification. The Banks agree to indemnify each of the Agents (to the extent not reimbursed by the Borrower), ratably according to the respective amounts of their Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against either Agent in any way relating to or arising out of this Agreement or any action taken or omitted by either Agent under this Agreement or any of the other Loan Documents, provided that no Bank shall be liable for any portion of any of the foregoing resulting from such Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Bank agrees to reimburse each of the Agents (to the extent not reimbursed by the Borrower) promptly upon demand for its Pro Rata Share of any out-of-pocket expenses (including counsel fees) incurred by such Agent in connection with the preparation, administration, or enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Loan Documents.

9.6. Successor Agent. Each Agent may resign at any time by giving at least sixty (60) days’ prior written notice thereof to the Banks and the Borrower and may be removed at any time with cause, but not without cause, by the Majority Banks. Upon any such resignation or removal, the Majority Banks shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Majority Banks, and shall have accepted such appointment, within forty-five (45) days after the retiring Agent’s giving of notice of resignation or the Majority Banks’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.

9.7. Sharing of Payments, Etc. If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Note held by it in excess of its Pro Rata Share of payments on account of the Notes obtained by all the Banks, such Bank shall purchase from the other Banks such participations in the Notes held by them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of the other Banks, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and each Bank shall repay to the purchasing Bank the purchase price to the extent of such recovery together with an amount equal to such Bank’s Pro Rata Share (according to the proportion of (1) the amount of such Bank’s required repayment to (2) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 9.7 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.

9.8. Collateral and Guaranty Matters.

9.8.1. Each Bank and each other Secured Party (by its acceptance of the benefits of any Lien encumbering Collateral) acknowledges and agrees that the Collateral Agent has entered into the Collateral Documents on behalf of itself and the Secured Parties, and the Secured Parties hereby agree to be bound by the terms of such Collateral Documents, acknowledge receipt of copies of such Collateral Documents and consent to the rights, powers, remedies, indemnities and exculpations given to the Collateral Agent thereunder. All rights, powers and remedies available to the Collateral Agent and the Secured Parties with respect to the Collateral, or otherwise pursuant to the Collateral Documents, shall be subject to the provisions of such Collateral Documents. Each Bank and each other Secured Party (by its acceptance of the benefits of any Lien encumbering Collateral) hereby authorizes the Collateral Agent, at its option and in its discretion, without the necessity of any notice to or further consent from the Secured Parties:

(a) to release any Lien on any property granted to or held by the Collateral Agent under any Collateral Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is Transferred or to be Transferred as part of or in connection with any Transfer permitted hereunder or under any other Loan Document, or (iii) subject to Sections 7.6 and 11.1, if approved, authorized or ratified in writing by the Majority Banks;

(b) to take any actions with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain Acceptable Security Interests in and Liens upon the Collateral granted pursuant to the Collateral Documents; and

(c) to take any action in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Loan Documents or applicable legal requirements.

9.8.2. Upon the request of the Collateral Agent at any time, the Secured Parties will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 9.8.

9.8.3. The Borrower (for itself and each of its Subsidiaries) irrevocably appoints the Collateral Agent as its attorney-in-fact, with full authority to, after the occurrence and during the continuance of a Matured Default, act for the Borrower and each of its Subsidiaries and in the name of the Borrower or any Subsidiary to, in the Collateral Agent’s discretion upon the occurrence and during the continuance of a Matured Default, (i) file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of such party where permitted by law, (ii) to receive, endorse, and collect any drafts or other instruments, documents, and chattel paper which are part of the Collateral, (iii) to ask, demand, collect, sue for, recover, compromise, receive, and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral, (iv) to file any claims or take any action or institute any proceedings which the Collateral Agent may reasonably deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral and (v) if the Borrower or any Subsidiary fails to perform any covenant contained in this Agreement or the other Collateral Documents after the expiration of any applicable grace periods, the Collateral Agent may itself perform, or cause performance of, such covenant, and the Borrower shall pay for the expenses of the Collateral Agent incurred in connection therewith. The power of attorney granted hereby is coupled with an interest and is irrevocable.

9.8.4. The powers conferred on the Collateral Agent under this Agreement and the other Collateral Documents are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Beyond the safe custody thereof, the Collateral Agent and each Secured Party shall have no duty with respect to any Collateral in its possession or control (or in the possession or control of any agent or bailee) or with respect to any income thereon or the preservation of rights against prior parties or any other rights pertaining thereto. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. None of the Administrative Agent, the Collateral Agent, any Bank or any other Secured Party shall be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee, broker or other agent or bailee selected by Borrower or selected by the Administrative Agent or the Collateral Agent in good faith.

9.8.5. The rights, duties, protections and immunities afforded to the Collateral Agent under the terms of the Prudential Intercreditor Agreement are in addition to the rights, duties, protections and immunities applicable to the Collateral Agent under the terms of this Section 9. In the event of any irreconcilable conflict between the provisions of this Agreement and the provisions of the Prudential Intercreditor Agreement with respect to the rights, duties, protection and immunities of the Collateral Agent, the provisions of the Prudential Intercreditor Agreement shall govern.

9.9. No Other Duties. Anything herein to the contrary notwithstanding, the Joint Lead Arrangers and the Documentation Agent listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as a Bank.

10.	ASSIGNMENTS AND PARTICIPATIONS

10.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Banks and their respective successors and assigns permitted hereby, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Bank, (ii) any assignment by any Bank must be made in compliance with Section 10.3, and (iii) any transfer by Participation must be made in compliance with Section 10.2. Any attempted assignment or transfer by any party not made in compliance with this Section 10.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 10.3.2. The parties to this Agreement acknowledge that clause (ii) of this Section 10.1 relates only to absolute assignments and this Section 10.1 does not prohibit assignments creating security interests, including (x) any pledge or assignment by any Bank of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Bank which is an Approved Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Bank from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 10.3. The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 10.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

10.2. Participations.

10.2.1. Any Bank may, without the consent of Borrower but with the consent of Agent, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Bank, any Note held by such Bank, any Commitment of such Bank or any other interest of such Bank under the Loan Documents. In the event of any such sale by a Bank of participating interests to a Participant, such Bank’s obligations under the Loan Documents shall remain unchanged, such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, such Bank shall remain the owner of its Loans and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Bank had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under the Loan Documents.

10.2.2. Each Bank shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which would require consent of all of the Banks.

10.2.3. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 8.2 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Bank under the Loan Documents, provided that each Bank shall retain the right of setoff provided in Section 8.2 with respect to the amount of participating interests sold to each Participant. The Banks agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 8.2, agrees to share with each Bank, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 8.2 as if each Participant were a Bank. The Borrower further agrees that each Participant shall be entitled to the benefits of Sections 2.17, 2.18, 2.19 and 2.20 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to Section 10.3, provided that a Participant shall not be entitled to receive any greater payment under Sections 2.17, 2.18, 2.19 and 2.20 than the Bank who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower.

10.3. Assignments.

10.3.1. Any Bank may at any time assign to one or more Persons (each, a “Purchaser”), other than an Ineligible Institution, all or any part of its rights and obligations under the Loan Documents. Such assignment shall be in the form of an Assignment and Assumption and shall be accompanied by an executed supplement to the Prudential Intercreditor Agreement in the form of Attachment A to the Prudential Intercreditor Agreement. Each such assignment with respect to a Purchaser which is not a Bank or an Affiliate of a Bank shall either be in an amount equal to the entire applicable Commitment and Loans of the assigning Bank or (unless each of the Borrower and the Administrative Agent otherwise consents) in an aggregate amount not less than $5,000,000. The amount of the assignment shall be based on the Commitment or outstanding Loans (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the assignment. For purposes of this subsection, the term “Ineligible Institution” means (a) the Borrower, any Guarantor or any other Affiliate of the Borrower, (b) a Defaulting Bank or any Affiliate of a Defaulting Bank (c) a natural person, or (d) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Revolving Credit Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business; provided that upon the occurrence of a Matured Default, any Person (other than a Bank) shall be an Ineligible Institution if after giving effect to any proposed assignment to such Person, such Person would hold more than 25% of the then outstanding Aggregate Outstanding Credit Exposure or Commitments, as the case may be.

10.3.2. The consent of the Borrower shall be required prior to an assignment becoming effective unless the Purchaser is a Bank, an Affiliate of a Bank or an Approved Fund; provided that the consent of the Borrower shall not be required if a Default or Matured Default has occurred and is continuing. The consent of the Administrative Agent shall be required prior to an assignment becoming effective unless the Purchaser is a Bank, an Affiliate of a Bank or an Approved Fund. Any consent required under this Section 10.3.2 shall not be unreasonably withheld or delayed.

10.3.3. Upon (i) delivery to the Administrative Agent of an Assignment and Assumption, together with an executed supplement to the Prudential Intercreditor Agreement in the form of Attachment A to the Prudential Intercreditor Agreement and any consents required by Sections 10.3.1 and 10.3.2, and (ii) payment of $3,500 fee to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent), such assignment shall become effective on the effective date specified in such Assignment and Assumption. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable Assignment and Assumption constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA, unless an exemption from the prohibited transaction provisions of ERISA and the Code is available. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Bank party to this Agreement and any other Loan Document executed by or on behalf of the Banks and shall have all the rights and obligations of a Bank under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Bank shall be released with respect to the Commitment and Loans assigned to such Purchaser without any further consent or action by the Borrower, the Banks or the Administrative Agent. In the case of an assignment covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a Bank hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this Section 10.3 shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with Section 10.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section 10.3.3, the transferor Bank, the Administrative Agent and the Borrower shall, if the transferor Bank or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Bank and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

10.3.4. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Tulsa, Oklahoma a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

10.4. Replacement of Banks. If (i) a Bank (a “Non-Consenting Bank”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Majority Banks as provided in Section 11.1 but requires unanimous consent of all Banks or, as applicable, all Banks directly affected thereby, (ii) any Bank is a Defaulting Bank or (iii) any Bank requests compensation under Sections 2.17, 2.18 or 2.19, then the Borrower may, at its sole expense and effort, upon notice to such Bank and the Administrative Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.1), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.3.3;

(b) such Bank shall have received payment of an amount equal to its Pro Rata Share of the outstanding Revolving Credit Loans, L/C Obligations and Swing Line Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents, including any amounts under Sections 2.17, 2.18. 2.19 or 2.20) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) such assignment does not conflict with applicable laws; and

(d) in the case of any such assignment resulting from a Non-Consenting Bank’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank or financial institution shall have consented to the proposed change, waiver, discharge or termination.

The failure by any Non-Consenting Bank or Defaulting Bank to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Bank and the mandatory assignment of such Bank’s portion of the outstanding Revolving Credit Loans, L/C Obligations and Swing Line Loans pursuant to this Section 10.4 shall nevertheless be effective without the execution by such Bank of an Assignment and Assumption. A Bank shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.5. Confidentiality. Each Bank, the L/C Issuer and each Agent agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Purchaser of or Participant in, or any prospective Purchaser of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any Swap Agreement or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) with the written consent of the Borrower; or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to any Agent, any Bank, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. In addition, the Agents and the Bank may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Bank in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower, the Subsidiaries or their business, other than any such information that is available to the Bank on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.	MISCELLANEOUS

11.1. Amendments, Etc. No amendment, modification, termination, or waiver of any provision of any Loan Document to which the Borrower is a party, nor consent to any departure by the Borrower from any Loan Document to which it is a party, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all of the Banks do any of the following: (1) waive any of the conditions precedent specified in Section 3.1; (2) increase the Commitment of any Bank or subject any Bank to any additional obligations; (3) reduce the principal of, or interest on, the Notes, any L/C Obligations or any fees hereunder; (4) postpone any date fixed for any payment of principal of, or interest on, the Notes, any L/C Obligations or any fees hereunder; (5) release any of the Guarantors from its Guaranty, except as expressly permitted hereunder; (6) release any of the Collateral, except in connection with Transfers expressly permitted hereunder, or subordinate all or any substantial portion of the Collateral to the Liens held by any other Person; (7) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes or the number of Banks which shall be required for the Banks or any of them to take action hereunder; (8) amend the provisions of Section 8.4, or (9) amend, modify or waive any provision of this Section 11.1; and provided further that (i) no amendment, waiver, or consent shall, unless in writing and signed by the affected Agent or the L/C Issuer (in addition to the Banks required above to take such action) affect the rights or duties of the Administrative Agent, the Collateral Agent or the L/C Issuer under any of the Loan Documents, and (ii) no Defaulting Bank shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Defaulting Bank may not be increased or extended without the consent of such Defaulting Bank.

11.2. Notices, Etc. All notices and other communications provided for under this Agreement and under the other Loan Documents to which the Borrower is a party shall be in writing (including telegraphic, telex, and facsimile transmissions) and mailed or transmitted or delivered, at the addresses set forth on the respective signature pages hereto; or, as to each party, at such other address as shall be designated by such party in a written notice to all other parties complying as to delivery with the terms of this Section 11.2. Except as is otherwise provided in this Agreement, all such notices and communications shall be effective when deposited in the mails or delivered to the telegraph company, or sent, answerback received, respectively, addressed as aforesaid, except that notices to the Administrative Agent pursuant to the provisions of Section 2 shall not be effective until received by the Administrative Agent.

11.3. No Waiver. No failure or delay on the part of any Bank or the Administrative Agent in exercising any right, power, or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy hereunder. The rights and remedies provided herein are cumulative, and are not exclusive of any other rights, powers, privileges, or remedies, now or hereafter existing, at law or in equity or otherwise.

11.4. Costs, Expenses and Taxes. The Borrower agrees to pay on demand (i) all out-of-pocket expenses reasonably incurred by the Administrative Agent, the Collateral Agent and the L/C Issuer in connection with the preparation, execution, delivery, filing, and administration of the Loan Documents, and of any amendment, modification, or supplement to the Loan Documents, including the fees and out-of-pocket expenses of counsel for either Agent incurred in connection with advising such Agent or any of the Banks as to their rights and responsibilities hereunder, (ii) all out-of-pocket expenses reasonably incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all out-of-pocket expenses reasonably incurred by either Agent or the L/C Issuer (including the fees, charges and disbursements of counsel for either Agent or the L/C Issuer) in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the outstanding Loans or Letters of Credit. The foregoing costs and expenses shall include all search, filing, recording, title insurance, appraisal, and environmental assessment fees and charges (and all taxes related thereto), and other out-of-pocket expenses incurred by either Agent or the L/C Issuer. The Borrower also agrees to pay all such costs and expenses, including court costs, incurred by any Bank in connection with enforcement of the Loan Documents, or any amendment, modification, or supplement thereto, whether by negotiation, legal proceedings, or otherwise. In addition, the Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the executing, delivery, filing, and recording of any of the Loan Documents and the other documents to be delivered under any such Loan Documents, and agrees to hold each Agent and each Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or failing to pay such taxes and fees. The provisions of this Section 11.4 shall survive termination of this Agreement.

11.5. Integration. This Agreement and the Loan Documents contain the entire agreement between the parties relating to the subject matter hereof and supersede all oral statements and prior writings with respect thereto.

11.6. Indemnity. The Borrower hereby agrees to defend and indemnify each Agent, the L/C Issuer, the Swing Line Lender and each Bank and each Affiliate of each of the foregoing, and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of any of the foregoing Persons (each such Person, an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any liability under any Environmental and Safety Laws related in any way to the Borrower or any of its Subsidiaries, and (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee. WITHOUT LIMITATION OF THE FOREGOING, IT IS THE INTENTION OF THE BORROWER, AND THE BORROWER AGREES THAT, THE FOREGOING INDEMNITIES SHALL APPLY TO EACH INDEMNITEE WITH RESPECT TO LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES (INCLUDING ALL EXPENSES OF LITIGATION OR PREPARATION THEREFOR), WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF SUCH (AND/OR ANY OTHER) INDEMNITEE. The provisions of this Section 11.6 shall survive termination of this Agreement.

11.7. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of Oklahoma.

11.8. Severability of Provisions. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

11.9. Counterparts. This Agreement may be executed in any number of counterparts and by different parties to this Agreement in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement. Borrower agrees that telefaxed or scanned Loan Documents evidencing execution shall be deemed originals.

11.10. Headings. Section headings in the Loan Documents are included in such Loan Documents for the convenience of reference only and shall not constitute a part of the applicable Loan Documents for any other purpose.

11.11. Consent to Jurisdiction; Jury Trial Waiver.

11.11.1. THE BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF TULSA, STATE OF OKLAHOMA AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. THE BORROWER EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS.

11.11.2. THE BORROWER, EACH BANK AND EACH AGENT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE LOAN DOCUMENTS. NO OFFICER OF ANY BANK OR AGENT HAS AUTHORITY TO WAIVE, CONDITION, OR MODIFY THIS PROVISION.

11.12. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Banks are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Banks, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Banks is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person, and (B) no Bank has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Banks and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Bank has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against any of the Banks with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.13. Amendment, Restatement, Increase and Extension; Ratification and Reaffirmation. This Agreement is an amendment, restatement and continuation of the Existing Credit Agreement, and, as such, all terms and provisions of this Agreement supersede in their entirety the terms and provisions of the Existing Credit Agreement. The Obligations outstanding under this Agreement are a continuing indebtedness and are in renewal, extension, rearrangement, increase, ratification and continuation of, but not in extinguishment or novation of, the Obligations outstanding under the Existing Credit Agreement. The Liens created or granted by any existing Collateral Documents shall continue in full force and effect, uninterrupted and unabated, and shall remain valid, binding and enforceable Liens against the Borrower and its Subsidiaries as security for the Obligations. All of the existing Collateral Documents shall continue in full force and effect in accordance with their terms, except to the extent amended or superseded by the terms of any Collateral Documents delivered pursuant to this Agreement. The parties acknowledge that the intent of this Section is to maintain the priority of the Liens on the assets of the Borrower and its Subsidiaries to secure the Obligations under this Agreement. The Borrower confirms to the Collateral Agent and the Banks that the Obligations (as the same have been increased hereby) are and shall continue to be secured by the security interests granted by the Borrower and its Subsidiaries in favor of the Collateral Agent for the benefit of the Secured Parties under the existing Collateral Documents, and all of the terms, conditions, provisions, agreements, requirements, promises, obligations, duties, covenants and representations of the Borrower and its Subsidiaries under such documents and any and all other documents and agreements entered into with respect to the obligations under the Existing Credit Agreement are hereby ratified and affirmed in all respects by the Borrower (except as modified on the date hereof).

11.14. Release. The Borrower, for itself and each and all of its officers, employees, agents, shareholders, directors, successors and assigns, does hereby fully, unconditionally and irrevocably waive and release each Agent and each Bank, and each of their respective officers, employees, agents, directors, shareholders, affiliates, attorneys, successors and assigns (each, a "Released Party”), of and from any and all claims, liabilities, obligations, causes of action, defenses, counterclaims and setoffs, of any kind, whether known or unknown and whether in contract, tort, statute or under any other legal theory, arising out of or relating to any act or omission by the Administrative Agent, the Collateral Agent, any Bank or any other Released Party on or before the Effective Date.

11.15. Swap Agreements.

11.15.1. The Borrower hereby represents and warrants to the Banks and the Administrative Agent and covenants that (i) the rate, asset, liability or other notional item underlying any Specified Swap Agreement regarding an interest or monetary rate, or foreign exchange swap, entered into or executed in connection with this Agreement is, or is directly related to, a financial term hereof; (ii) the aggregate notional amount of all Swap Agreements entered into or executed by the Borrower in connection with the financial terms of this Agreement, whether entered into or executed with the Borrower or any other Person, will not at any time exceed the aggregate principal amount outstanding hereunder, as such amounts may be determined or calculated contemporaneously from time to time during and throughout the term of this Agreement; (iii) each Swap Agreement entered into or executed in connection with the financial terms of this Agreement has been or will be entered into no earlier than 90 days before and no later than 180 days after the date hereof or of any transfer of principal hereunder; (iv) the purpose of any Swap Agreements in respect of any commodity entered into or executed in connection with this Agreement is to hedge commodity price risks incidental to the Borrower’s business and arising from potential changes in the price of such commodity; and (v) each Swap Agreement entered into or executed in connection with this Agreement mitigates against the risk of repayment hereof and is not for the purpose of speculation. For purposes of this Section, the term (i) “financial term” shall include, without limitation, the duration or term of this Agreement, rate of interest, the currency or currencies in which the Loans are made and their principal amount, and (ii) “transfer of principal” means any draw of principal under this Agreement, including any amendment, restructuring, extension or other modification of this Agreement.

11.15.2. The Borrower hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by any Guarantor in order for such Guarantor to honor its obligations (a) under any Specified Swap Agreement, whether into or executed before or after the Effective Date, to which such Guarantor is a party and (b) under any Guaranty, including obligations with respect to any Specified Swap Agreement entered into or executed before or after the Effective Date (provided, however, that the Borrower shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Agreement or any other Loan Document, as it relates to the Guarantors, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower under this Section shall remain in full force and effect until all of the Obligations are paid in full to the Banks, the Agents and all other Persons to whom any of the Obligations are owing. The Borrower intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

11.16. USA Patriot Act Notification. IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrower: When Borrower opens an account, if Borrower is an individual, Bank will ask for Borrower’s name, taxpayer identification number, residential address, date of birth, and other information that will allow Bank to identify Borrower, and, if Borrower is not an individual, Bank will ask for Borrower’s name, taxpayer identification number, business address, and other information that will allow Bank to identify Borrower. Bank may also ask, if Borrower is an individual, to see Borrower’s driver’s license or other identifying documents, and, if Borrower is not an individual, to see Borrower’s legal organizational documents or other identifying documents.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.
SIGNATURES APPEARS ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written.

SAIA, INC.

By: /s/ Frederick J. Holzgrefe, III
Name: Frederick J. Holzgrefe
Title: Chief Financial Officer

11465 Johns Creek Parkway
Suite 400
Duluth, Georgia 30097
Attention: Frederick J. Holzgrefe
Phone: (770) 232-4043
Facsimile: (770) 232-4066
E-mail: fholzgrefe@saia.com

BOKF, NA dba BANK OF OKLAHOMA, as Administrative Agent

and Collateral Agent and as a Bank

By: /s/ Paul E. Johnson
Name: Paul E. Johnson
Title: Vice President

Principal Office and Lending Office for Base and LIBOR Loans:

Bank of Oklahoma Tower

P.O. Box 2300
Tulsa, Oklahoma 74192
Attention: Paul Johnson
Phone: (918) 588-6490
Facsimile: (918) 280-4106
E-mail: pjohnson@bokf.com

Commitment: $47,000,000

SUNTRUST BANK, as Documentation Agent and as a Bank

By /s/ David A. Ernst
Name: David A. Ernst
Title: Vice President

Principal Office and Lending Office for Base Rate Loans and LIBOR Loans:

3333 Peachtree Road, NE, 7th Floor
Atlanta, Georgia 30326
Attention: David Ernst
Phone: (404) 926-5402
Facsimile: (404) 439-7390
E-mail: David.Ernst@SunTrust.com

Commitment: $47,000,000

BANK OF AMERICA, N.A.

By /s/ Ciara F. Bochenek
Name: Ciara F. Bochenek
Title: Vice President

Principal Office and Lending Office for Base Rate Loans and LIBOR Loans:

101 N Tryon St., 5th Floor
Charlotte, NC 28255
Attn: Narender Vamani
Phone: (415) 436-3685 ext 64673
Facsimile: (214) 290-8379
Email: narender.vamani@bankofamerica.com

Commitment: $42,000,000

JPMORGAN CHASE BANK, N.A.

By: /s/ John Horst
Name: John Horst
Title: Executive Director

Principal Office and Lending Office for Base Rate Loans and LIBOR Loans:

3475 Piedmont Road NE, 18th Floor
Atlanta, Georgia 30305
Attention: John Horst
Phone: (404) 926-2613
Facsimile: (404) 926-2579
E-mail: john.horst@jpmorgan.com

Commitment: $42,000,000

REGIONS BANK

By: /s/ Stephen T. Hatch
Name: Stephen T. Hatch
Title: Senior Vice President

Principal Office and Lending Office for Base Rate Loans and LIBOR Loans:

1180 West Peachtree Street, Suite 900
Atlanta, Georgia 30309
Attention: Stephen Hatch
Phone: (404) 253-5280
Facsimile:
E-mail: Stephen.Hatch@regions.com

Commitment: $32,000,000

PNC BANK, NATIONAL ASSOCIATION

By: /s/ Susan J. Dimmick
Name: Susan J. Dimmick
Title: Senior Vice President

Principal Office and Lending Office for Base Rate Loans and LIBOR Loans:

1075 Peachtree Street NE
Suite 1800
Atlanta, GA 30309
Phone: (404) 495-6434
Facsimile: (404) 495-6099
E-mail: susan.dimmick@pnc.com

Commitment: $40,000,000

PRICING SCHEDULE

Pricing Level	Leverage Ratio	LIBOR Rate Margin	Base Rate Margin	Unused Portion Fee	Letter of Credit Fee
I	=1.00x	1.125%	-0.125%	0.200%	1.125%

II	>1.00x but =1.50x	1.250%	0.000%	0.200%	1.250%

III	>1.50x but =2.00x	1.500%	0.000%	0.225%	1.500%

IV	>2.00x but =2.50x	1.875%	0.125%	0.250%	1.875%

V	>2.50x but =3.00x	2.000%	0.250%	0.300%	2.000%

VI	>3.00x	2.250%	0.500%	0.300%	2.250%

The foregoing shall be recalculated on not less than a quarterly basis, on the date on which the Administrative Agent is in full receipt of the Borrower’s most recent financial statements (and, in the case of the year-end financial statements, audit report) for the fiscal quarter then ended, pursuant to Section 5.1 (“Pricing Date”). The applicable Pricing Level shall be established based on the Leverage Ratio for the most recently completed fiscal quarter and shall remain in effect until the next Pricing Date. From the Effective Date to the first Pricing Date, Pricing Level II shall apply. If the Borrower has not delivered its financial statements by the date such financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 5.1 hereof, until such financial statements and audit report are delivered, Pricing Level VI shall apply. If the Borrower subsequently delivers such financial statements before the next Pricing Date, the Pricing Level established by such late delivered financial statements shall take effect from the date of delivery until the next Pricing Date. In all other circumstances, the Pricing Level established by such financial statements shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date. Each determination of the Pricing Level made by the Administrative Agent in accordance with the foregoing shall be conclusive and binding on the Borrower and the Banks if reasonably determined.